EXHIBIT 10.102


               VILLAGE FARMS OF PRESIDIO, L.P. GREENHOUSE PROJECT

                                  MARFA, TEXAS

                            COMMERCIAL PACKING HOUSE

                        DESIGN AND CONSTRUCTION CONTRACT

                                     between

                          AGRO POWER DEVELOPMENT, INC.

                                       and

                                NC STURGEON, INC.

                                  JULY 10 ,1998

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
ARTICLE 1.  THE PROJECT; EXTENT OF AGREEMENT

         1.1      Services To Be Performed                                                                1
         1.2      Extent of Agreement.                                                                    1
         1.3      Conflicting Provisions                                                                  2
         1.4      Entire Agreement                                                                        2
         1.5      Project Financing Agreements                                                            2

ARTICLE 2.  CONTRACTOR'S RESPONSIBILITIES

         2.1      Contractor's Services in General                                                        2
         2.2      Summary of Contractor's Responsibilities                                                3
         2.2.1    Familiarity with Conditions                                                             3
         2.2.2    Design and Engineering                                                                  3
         2.2.3    Procurement                                                                             3
         2.2.4    Construction                                                                            3
         2.2.5    Consumables and Parts During Project Start-up                                           4
         2.2.6    Training of Operators                                                                   4
         2.2.7    Achieve Final Completion with All Due Diligence.                                        4
         2.3      Particular Undertakings of the Contractor                                               4
         2.3.1    Safety Precautions                                                                      4
         2.3.2    Compliance with Governmental Approvals, Laws and Private Rights-of-Way
                  Requirements                                                                            5
         2.3.3    Duties                                                                                  5
         2.3.4    Schedules                                                                               5
         2.3.5    Protection of Property                                                                  5
         2.3.6    Ingress and Egress                                                                      5
         2.3.7    No Alcohol or Controlled Substances on Site                                             6
         2.3.8    Miscellaneous Regulations                                                               6
         2.3.9    Access to Project Site                                                                  6
         2.3.10   Site Logistics Plan                                                                     6
         2.3.11   Functional and Design Verification Test Procedures                                      6
         2.4      Submission of Reports                                                                   7
         2.5      Obtaining Governmental Approvals and Private Rights-of-Way                              7
         2.6      Clean-up Responsibility                                                                 7
         2.7      Patents, Copyrights and Royalties                                                       8
         2.8      Further Assurances                                                                      8
         2.9      Interfaces                                                                              8

ARTICLE 3.  GENERAL CONTRACTOR'S RESPONSIBILITIES

         3.1  Documents and Surveys                                                                       9
         3.2  Rights-of-Way                                                                               9

         3.3      Required Approvals                                                                      9
         3.4      Operations and Maintenance Personnel                                                    9
         3.5      Hazardous Wastes                                                                        9
         3.6       Notice of Defect                                                                       9
         3.7      No Alcohol or Controlled Substances on Site; Miscellaneous Regulations                 10
         3.8      Interfaces                                                                             10
         3.9      Utilities and Consumables During Project Start-Up                                      10
         3.10     Utilities During Construction                                                          10

ARTICLE 4.  SUBCONTRACTS

         4.1      Major Specialty Consultants, Subcontractors and Equipment Suppliers                    10
         4.2      Purchase Orders and Subcontracts                                                       11
         4.3      Payments to Subcontractors                                                             11
         4.4      No Privity with Subcontractors                                                         11

ARTICLE 5.  CONTRACT PRICE

         5.1      Contract Price                                                                         11
         5.2      Limitation of General Contractor's Liability                                           11

ARTICLE 6.        COMMENCEMENT OF THE PROJECT, PROJECT START-UP AND
                  COMPLETION

         6.1      Commencement of Work                                                                   12
         6.2      Project Start-up                                                                       12
         6.3      Substantial Completion                                                                 12
         6.4      Notice of Substantial Completion                                                       12
         6.5      Certificate of Substantial Completion                                                  12
         6.6      Acceptance of Project Upon Failure to Achieve Substantial Completion
                  Prior to Substantial Completion Deadline.                                              13
         6.7      Acceptance of Project Upon Failure to Achieve Substantial Completion
                  Prior to the Contract Deadline.                                                        13
         6.8      Final Completion                                                                       13
         6.9      Notice of Final Completion                                                             13
         6.10     Certificate of Final Completion                                                        14

ARTICLE 7.        GENERAL CONTRACTOR'S RIGHT TO PLACE THE FACILITY IN
                  COMMERCIAL OPERATION; CARE, CUSTODY AND CONTROL

         7.1      General Contractor's Right                                                             14
         7.2      Project Revenues                                                                       14
         7.3      Care, Custody and Control                                                              14

ARTICLE 8.        LIQUIDATED DAMAGES FOR FAILURE TO MEET
                  SCHEDULE GUARANTEES

         8.1      Schedule Guarantees                                                                    15
         8.1.1    Substantial Completion                                                                 15
         8.2      Liquidated Damages for Failure to Achieve Substantial Completion                       15
         8.3      Liquidated Damages Reasonable                                                          15
         8.4      Time for Payment                                                                       15

ARTICLE 9.        LIMITATION OF CONTRACTOR'S LIABILITY

         9.1      Limitation                                                                             16
         9.2      Consequential Damages                                                                  16

ARTICLE 10.  WARRANTIES AND GUARANTEES

         10.1     Materials and Workmanship                                                              16
         10.2     Subcontractor Warranties                                                               17
         10.3     Engineering and Design                                                                 17
         10.4     No Liens                                                                               17
         10.5     Limitation of Warranties                                                               17

ARTICLE 11.  FORCE MAJEURE

         11.1     Force Majeure Events                                                                   18
         11.2     Limitation of Default                                                                  18
         11.3     Excused Performance                                                                    18
         11.4     Right to Terminate for Force Majeure                                                   19

ARTICLE 12.  CHANGES IN THE PROJECT AND SUSPENSION

         12.1     Changes                                                                                19
         12.1.1   Procedure for Changes                                                                  19
         12.1.2   Change Orders                                                                          20
         12.1.3   No Changes Due to Contractor Error                                                     20
         12.2     Other Changes                                                                          20
         12.2.1   Changes in Laws, Approvals or Rights-of-Way                                            20
         12.2.2   Changes Due to Delays in Interfaces or Force Majeure Events                            20
         12.3     Modifications                                                                          21
         12.4     Contract Price Change                                                                  21
         12.5     Continued Performance Pending Resolution of Disputes                                   21
         12.6     Suspension                                                                             21
         12.7     Suspension Process                                                                     22
         12.8     Resumption of Work                                                                     22
         12.9     Contract Changes Due to Suspension                                                     22
         12.10    Termination Due to Suspension                                                          22

ARTICLE 13.  PAYMENTS TO CONTRACTOR
         13.1     Monthly Progress Payments                                                              23
         13.2     Waiver and Release of Liens                                                            24

         13.3     Payment Upon Completion                                                                24
         13.4     Payment or Use Not Acceptance                                                          24
         13.5     Waiver by General Contractor                                                           24
         13.6     Waiver by Contractor                                                                   25

ARTICLE 14.  INDEMNITY, INSURANCE AND WAIVER OF SUBROGATION

         14.1     Indemnity                                                                              25
         14.2     Contractor's Insurance                                                                 26
         14.3     Property Insurance Loss Adjustment                                                     27
         14.4     Waiver of Subrogation                                                                  27
         14.5     Subcontractor Insurance                                                                27
         14.6     General Contractor's Insurance                                                         28
         14.7     No Effect on Liability                                                                 28

ARTICLE 15.  TERMINATION

         15.1     Termination By General Contractor for Cause                                            28
         15.2     Termination Upon Bankruptcy                                                            29
         15.3     Termination By General Contractor Without Cause                                        30
         15.4     Termination Due to Suspension                                                          30
         15.5     Termination Due to Event of Force Majeure                                              31

ARTICLE 16.  ASSIGNMENTS AND CHOICE OF LAW

         16.1     No Assignment by Contractor                                                            31
         16.2     Assignment by General Contractor                                                       31
         16.3     Extension to Successors and Assigns                                                    32
         16.4     Choice of Law                                                                          32

ARTICLE 17.  DRAWINGS, DOCUMENTS AND MATERIALS

         17.1     General Contractor's Review                                                            32
         17.1.1   Submittal of Documents                                                                 32
         17.1.2   Return of Plans and Drawings                                                           33
         17.2     Contractor's Duty                                                                      33
         17.3     Final Documents and All Other Documents Furnished                                      33
         17.4     Ownership of Drawings and Documents                                                    33
         17.4.1   Property of General Contractor                                                         33
         17.4.2   Reuse of Documents by General Contractor                                               34
         17.5     Ownership of Materials                                                                 34

ARTICLE 18.  MISCELLANEOUS PROVISIONS

         18.1     Confidential Information                                                               34
         18.2     Uses of Premises                                                                       35
         18.3     Independent Contractor                                                                 35

         18.4     Contractor's Obligations                                                               35
         18.5     New Developments                                                                       35
         18.6     Representations                                                                        35
         18.7     Rights Reserved by the General Contractor                                              35
         18.8     Cumulative Remedies                                                                    36
         18.9     Non-Waiver Clause                                                                      36
         18.10    Severability                                                                           37
         18.11    Amendments                                                                             37
         18.12    Article and Section Headings                                                           37
         18.13    Notices                                                                                37
         18.14    English as Official Language                                                           38
         18.15    Original and Counterparts                                                              38

                            APPENDICES AND SCHEDULES


         APPENDIX                            TITLE
         --------                            -----

         A                                   Definitions

         B                                   Project Site Documents

         C                                   Governmental Approvals and Private
                                             Rights-of-Way

         Attachment I                        Specified Permit Applications

         D                                   Form of Progress Report

         E                                   Boundaries of Interfaces

         F                                   Key Personnel of Contractor

         G                                   Major Specialty Consultants,
                                             Subcontractors and Suppliers

         H                                   Major Milestone Schedule

         I                                   Form of Application for Payment

         J                                   Form of Waiver and Release of Lien
                                             Rights

         K                                   Form of Consent to Assignment

         L Documentation Requirements and List of Documents to be Furnished by the Contractor

         M                                   Initial Network Schedule

         SCHEDULE I                          Project Description

         SCHEDULE II                         Scope of Work

         SCHEDULE III                        Technical Requirements

               VILLAGE FARMS OF PRESIDIO, L.P. GREENHOUSE PROJECT
                            COMMERCIAL PACKING HOUSE
                        DESIGN AND CONSTRUCTION CONTRACT


     This VILLAGE FARMS OF PRESIDIO, L.P. PROJECT COMMERCIAL PACKING HOUSE DESIGN AND CONSTRUCTION CONTRACT dated as of July 10, 1998 (this "Agreement") is made by and between AGRO POWER DEVELOPMENT, INC., a NEW YORK corporation with offices at 10 Alvin Court, E. Brunswick New Jersey 08816 (the "General Contractor"), and NC Sturgeon Inc., a Texas corporation with offices at 2800 Windecker, Midland, Texas 79711 (the "Contractor").

                                    RECITALS

     A. The General Contractor intends to build and operate a commercial Greenhouse facility in the County of Presidio ,Texas (the "Facility"). The Facility will be fueled by natural gas and LPG.

     B. The parties have negotiated and agreed upon the final terms, conditions, specifications and prices for the engineering, procurement and construction of the Packing House

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE 1.  THE PROJECT; EXTENT OF AGREEMENT

     1.1 Services To Be Performed.

The Contractor agrees to perform or cause to be performed all work and services in connection with the engineering and construction, with respect to the Packing House, all in strict accordance with, and for the Contract Price stated in this Agreement. The Packing House, together with all equipment, labor, services and materials to be furnished hereunder, is defined as the "Project.' The Project will be constructed on a 153-acre parcel of property located in the County of Presidio, as is more fully described in Appendix B (the "Project Site").

     1.2 Extent of Agreement.

This  Agreement  consists  of  the  following  documents,   and  all  schedules,
appendices and attachments thereto (collectively, the "Contract Documents"):

     (a) Marfa Texas Project Commercial Packing House Design And Construction Contract, including Appendices A-N (as the same may be amended by Changes and Modifications); and

     (b) Scope of Work attached hereto as Schedule I and II (as the same may be amended by

Changes and Modifications, the "Scope of Work").

     (c) Drawing A-2, d.d. 3/17/98, by Contractor

Appendices A through M and Schedule I, II and III are incorporated by reference herein and deemed to be a part of this Agreement. For convenience of references a list of defined terms used in this Agreement is attached as Appendix A.

     1.3 Conflicting Provisions.

The Contract Documents are listed in Section 1.2 in their governing order. If any conflict or inconsistency exists between or among Contract Documents, such conflict or inconsistency shall be resolved in favor of the highest ranking document. Any Changes and Modifications permitted under Article 12 shall rank higher than the provisions they change and shall have the same priority of classification as the original document or documents changed.

     1.4 Entire Agreement.

This Agreement  contains the entire  agreement  between the parties hereto,  and
supersedes   any  and  all  prior   agreements,   proposals,   negotiations   or
representations pertaining to the Project.

     1.5 Project Financing Agreements.

The Project Lender, Loan Documents and Project Engineer shall be as follows:

     (a) The Project Lender shall be Village Farms International Finance Association

     (b) The Loan Documents shall include the Credit Agreement between the Project Lender and the Owner (collectively, the "Loan Parties"), the Collateral Agency Agreement among CoBank ACB as Collateral Agent, the General Contractor and certain other parties, and such other agreements and documents as the Loan Parties may agree are necessary or desirable to evidence the bond and debt financing facility for the Project.



ARTICLE 2  CONTRACTOR'S RESPONSIBILITIES

     2.1 Contractor's Services in General.

The Contractor shall perform or cause to be performed, and be ultimately responsible for, all engineering, procurement and construction services, , all materials and equipment, all machinery, tools, labor, transportation, as set forth herein and, except for the services and information specifically set forth in Article 3 to be provided by the General Contractor, all other services and items required to complete the Project in strict accordance with this Agreement (the "Work"). All construction services of the Contractor shall be performed in accordance with the Scope of

Work. The General Contractor shall have the right, in accordance herewith, to review and approve any other engineering, procurement and construction services necessary as a result of Changes and Modifications to complete the Project in accordance with this Agreement. The General Contractor and its designees shall have the right, but not the obligation, to review the Contractor's performance to determine whether such performance complies with this Agreement. The General Contractor's failure to review the Contractor's performance shall not diminish any rights the General Contractor may have in respect of any deficiencies in the Contractor's performance hereunder. Any engineering or other professional service to be performed pursuant to this Agreement which must be performed by licensed personnel shall be performed by licensed personnel as required by Law. The enumeration of specific duties and obligations to be performed by the Contractor under the Contract Documents shall not be construed to limit in any way the general undertakings of the Contractor as set forth herein.

     2.2 Summary of Contractor's Responsibilities.

     2.2.1 Familiarity with Conditions. The Contractor has made a careful examination of (i) the Project Site, as is more fully described in Appendix B,
(ii) the Scope of Work and Specifications, (iii) the location and nature of the proposed construction, (iv) the kind and character of the soil, soil loading conditions, subsurface conditions and terrain to be encountered, (v) transportation facilities, (vi) the conditions of the roads, (vii) the kind of facilities required before and during construction of the Packing House, (viii) labor conditions, (ix) the local weather conditions based upon previous weather data, and (x) all other matters which a prudent contractor should have discovered upon reasonable investigation. The Contractor based upon such examination hereby accepts the risk of mistake or error relating to the matters referred to in clauses (i) through (x) above, and acknowledges and agrees that no Contract Price increase, performance or scheduling alleviation will be granted by the General Contractor under this Agreement as a result of any such mistake or error.

     2.2.2. Design and Engineering. The Contractor shall provide or cause to be provided in a diligent and competent manner all design and engineering services which shall be necessary or advisable (including geotechnical investigations) for the expeditious, economical and sound design and completion of the Project in accordance with the terms of this Agreement, with due consideration given to all Governmental Approvals (including the relevant provisions in the Specified Permit Applications), Private Rights-of-Way and Laws. The Contractor's design and engineering services include, but are not limited to, the preparation of complete detailed drawings and other documents, including surveys, schedules and estimates required. for Final Completion of the Project, and coordination with Subcontractors. All engineering work shall be performed by or under the supervision of professional engineers licensed to perform such engineering services in the State of Texas as required by Law.

     2.2.3 Procurement. The Contractor shall procure in the Contractor's name, and not as agent for the General Contractor, and make payment and be responsible for, all services of Subcontractors and materials, equipment and supplies manufactured on-site and off-site, and related services for the Project. This provision shall not preclude the assignment of Subcontractor warranties to General Contractor.

     2.2.4 Construction. The Contractor shall construct the Packing House and provide all labor, equipment, materials, supplies and tools for such performance. The Contractor shall cause the Work to receive constant supervision by a competent site manager (the "Site Manager") or a competent assistant to the Site Manager, one of whom shall be on the Project Site at all times during performance of construction activities and whom the General Contractor shall approve or disapprove, which approval shall not be unreasonably withheld. The Contractor has provided the General Contractor with the names and resumes of, and the General Contractor has approved, the key personnel working on the Project identified in Appendix F, and the General Contractor shall have the right to approve any replacements thereof. The Site Manager and the key personnel referred to in the preceding sentence shall be assigned to the Project until Completion thereof and, provided they are performing in a manner acceptable to the Contractor and the General Contractor, shall not be removed or reassigned prior to Completion, without the approval of the General Contractor. The Contractor shall also employ, or cause Subcontractors to employ, in connection with the construction , capable, experienced and reliable foremen and such skilled workmen as may be required for the various classes of work to be performed.

     2.2.5 Consumables and Parts During Project Start-up. The Contractor shall supply lubricants and spare parts as necessary for Project Start-up.

     2.2.6 Training of Operators. Prior to Project Start-up, the Contractor shall train the employees of the operations and maintenance contractor retained by General Contractor with respect to the Packing house. Training shall include classroom and on-the-job training which shall commence sufficiently in advance of Project Start-up to prepare these personnel to operate the Packing house under the Contractor's direction during Project Start-up. The Contractor also shall prepare and provide to the General Contractor six (6) copies each of an operations and maintenance manual for the Packing house. The Contractor shall provide the General Contractor sixty (60) days prior written notice of the day it will commence training of Packing house operations and maintenance personnel.

     2.2.7 Achieve Final Completion with All Due Diligence. The Contractor shall construct and endeavor to achieve Final Completion of the Project with all due diligence, in all respects in strict accordance with this Agreement and in full compliance with all Governmental Approvals (including the relevant provisions in the Specified Permit Applications), Private Rights-of-Way, and applicable Laws including without limitation zoning, environmental protection, use and land use, building and safety laws, ordinances and regulations.

     2.3 Particular Undertakings of the Contractor.

     2.3.1 Safety Precautions. The Contractor shall at all times take all reasonable precautions for the safety of employees engaged in services hereunder and of the public, shall comply with all applicable safety Laws, and, to the extent not inconsistent therewith, shall comply with the safety rules and regulations contained in the Contractor's safety manual, a copy of which shall be provided to the General Contractor. All machinery and equipment and other physical hazards shall be guarded in accordance with applicable Law and industry construction standards. The Contractor shall develop and maintain a safety program . Without limiting the generality of the foregoing:

     2.3.1.1 The Contractor shall at no time and under no circumstances cause or permit any employee of the Contractor to perform any work upon energized electrical lines or equipment, or upon poles carrying energized electrical lines or equipment, or upon pressurized piping, unless otherwise specified in the Contract Documents.

     2.3.1.2 The Contractor shall at no time and under no circumstances obstruct public roadways without the prior written permission of the appropriate authorities.

     2.3.1.3 The Contractor shall provide and maintain all such guard lights and other protection for the public as may be required by applicable Laws, Governmental Approvals and Private Rights-of-Way, or as may be advisable in the exercise of reasonable prudence by the Contractor. The General Contractor's receipt of the Contractor's safety manual or its review or approval of any safety procedures or programs shall not relieve the Contractor of any of its obligations hereunder.

     2.3.2 Compliance with Governmental Approvals, Laws and Private Rights-of-Way Requirements. The Contractor shall comply with the requirements of all Governmental Approvals (including the relevant provisions in the Specified Permit Applications), Laws, and Private Rights-of-Way requirements applicable as of the time of the Contractor's performance hereunder, including but not limited to all notices required thereby.

     2.3.3 Duties. The Contract Price (as defined in Section 5.1) includes provisions for the payment of all moneys which will be payable by the Contractor or the General Contractor in connection with the engineering, procurement and construction of the Work because of gross receipts taxes or contributions, duties and contributions imposed by any taxing authority upon materials, supplies and equipment to be incorporated in the Project. The Contractor shall pay all such gross receipt taxes, duties and contributions, and indemnifies the General Contractor from any liability therefor. The Contractor shall furnish to the appropriate authorities all required information and reports in connection with such gross receipt taxes, duties and contributions, and shall promptly furnish copies of all such information and reports to the General Contractor.

     2.3.4 Schedules. The Contractor shall prepare and maintain detailed network schedules of the work to be performed hereunder, such schedules to be generally in accordance with Appendix M. These schedules shall be marked periodically (but not less frequently than monthly) to show design status, equipment deliveries, work accomplished and systems completed. The Contractor periodically shall provide copies of its network schedules to General Contractor as set forth in
Section 2.4.1. The Contractor shall be responsible for maintaining all material and equipment delivery schedules which affect the progress of the Project. The Contractor shall closely supervise the work of Subcontractors and monitor Subcontractor work and progress.

     2.3.5 Protection of Property. The Contractor shall do all things reasonably necessary or expedient to properly protect any and all parallel, converging and intersecting lines, railroad or utility equipment, highways and any and all property of others from damage, and in the event that any such lines, railroad equipment, highways or other property are damaged in the course of the construction the Contractor shall at its own expense restore any and all of such damaged property immediately to as good a condition as it was found before such damage occurred; provided, however, that the Contractor shall not be liable to restore such damaged property to the extent damage is caused by the General Contractor or the General Contractor's agents, invitees or contractors (other than the Contractor and any Subcontractors).

     2.3.6 Ingress and Egress. Where ingress and egress by the Contractor to the Project Site require the Contractor to traverse public or private lands, the Contractor shall limit the movement of its crews and equipment to such rights of way as are identified in Appendix C, or which otherwise may be obtained by the General Contractor or the Contractor, and shall observe any and all restrictions on such use contained in Governmental Approvals and Private Rights-of-Way governing such rights of way. Within such rights of way, the Contractor shall be responsible for laying out the access to be used. The Contractor shall cause as little damage as possible to crops or property on such rights of way, shall endeavor to avoid marring the lands and shall restore such lands as required by any applicable Laws, Governmental Approvals or Private Rights-of-Way granting documents. All fences which must be opened or moved during the construction of the Project shall be replaced in as good condition as they were found.

     2.3.7 No Alcohol or Controlled Substances on Site. No personnel of the Contractor or any Subcontractor on the Project site shall be under the influence of or in possession of any alcoholic beverage or controlled substance (except as prescribed by a physician so long as the performance or safety of the Project is not affected thereby). The Contractor shall advise its employees, and cause Subcontractors to advise their employees, of this requirement before they enter on the Project Site. When in the Contractor's reasonable judgment it is appropriate, the Contractor shall, and shall cause Subcontractors to, cause each of their employees who will have access to the Project Site to take controlled substance test conducted in accordance with applicable Laws. The Contractor shall promptly remove from the Project Site any employee in violation of this
Section 2.3.7 or who has failed the controlled substance test.

     2.3.8 Miscellaneous Regulations. While on the Project Site, no personnel of the Contractor or any Subcontractor shall carry firearms, weapons, or explosives, have animals, or have any of the above in vehicles utilized in the Work by the Contractor or its Subcontractors, their employees, or agents without the written approval of the General Contractor. The use of explosives will not be permitted unless and until the Contractor has submitted to the General Contractor a blasting plan which is in accordance with all applicable Laws, Governmental Approvals and Private Rights-of-Way and the General Contractor has reviewed such plan. While engaged in the Work, personnel shall remain on established roads and obey speed limits in connection with the performance of this Agreement, unless such performance requires persons or vehicles to depart from such roads and such departure is permitted by Law and under the terms of the applicable Private Rights-of-Way. The Contractor shall be responsible for the enforcement of the foregoing regulations.

     2.3.9 Access to Project Site. From time to time during normal business hours and upon reasonable notice, the Contractor shall permit representatives of the Project Lender to visit the Project Site. Such visitors shall obey all applicable Project Site rules. The General Contractor, the General Contractor's Representatives and the Project Engineer shall have access to the Project Site at all times.

     2.3.10 Site Logistics Plan. The Contractor will be responsible for organizing its activities at the Project Site so as to provide proper space for the storage of materials and equipment and construction operations. Within twenty (20) days after the date of execution of this Agreement and prior to mobilization, the Contractor shall prepare and submit to the General Contractor for its approval a site logistics plan (the "Site Logistics Plan"), which will show, at a minimum, the proposed location of the following: (i) the Contractor's trailers; (ii) vehicle parking; (iii) the site entry road; (iv) signs; and (vii) the routing of truck deliveries. The General Contractor's approval of the Site Logistics Plan will not be unreasonably withheld. Upon approval by the General Contractor, the Contractor shall furnish three (3) copies of the Site Logistics Plan to the General Contractor.

     2.3.11 Functional and Design Verification Test Procedures. The Contractor shall prepare and submit to the General Contractor and the Project Engineer for approval, at least sixty (60) days prior to expected commencement of Project
Start-up, detailed protocols for the performance of functional and design verification testing of the Project. The General Contractor's and Project Engineer's approval of such protocols will not be unreasonably withheld or delayed.

     2.4 Submission of Reports.

     2.4.1 The Contractor shall prepare and submit to the General Contractor (a) within ten days after the end of each calendar month and as part of the Application for Payment provided pursuant to Section 13.1.1, a written monthly progress report in a form generally in accordance with Appendix D hereto, which report shall include, as a minimum, (i) a description of the status of supplies, Subcontractors' activities and engineering, procurement and construction progress as compared with the Project schedule (and, if appropriate, an updated schedule), (ii) an identification and evaluation of problem areas (including but not limited to an evaluation of any factors which are anticipated to have a material effect on the Project schedule or which may in the opinion of the Contractor require Modifications), (iii) a report of any changes in the representations set forth in Section 18.6 which cause a material adverse effect on the Contractor's ability to perform its obligations under this Agreement,
(iv) a detailed description of Work accomplished and progress payments already received as compared with planned expenditures for such Work, and (b) status reports on material and equipment deliveries and scheduled deliveries. In addition, the Contractor shall keep, and furnish to the General Contractor and/or Project Lender at General Contractor's or Project Lender's request, such books, records and accounts containing such information as may be necessary to
(i) determine that work is progressing according to schedule and (ii) provide adequate documentary support (A) for the General Contractor's future tax accounting purposes and (B) for the purpose of confirming that progress payments are due hereunder. The Contractor shall notify the General Contractor of all accidents which occur at the Project Site within twenty-four (24) hours after they occur, and thereafter provide such written reports relating thereto as may be reasonably requested by the General Contractor.

     2.4.2 Prior to the execution and delivery of this Agreement, the Contractor shall have provided to the General Contractor its most recent annual unaudited financial statements.

     2.5 Obtaining Governmental Approvals and Private Rights-of-Way.

The Contractor shall, to the extent reasonably required, assist the General Contractor to obtain those Governmental Approvals and Private Rights-of-Way required to be obtained by the General Contractor, as are set forth in Appendix
C. The Contractor has delivered, or will deliver prior to the time necessary, evidence satisfactory to the General Contractor that the Contractor has obtained all Governmental Approvals required to be obtained by the Contractor, as are set forth in Appendix C, including but not limited to permits, licenses or certificates from Texas state industrial insurance authorities, Texas employment security authorities and Texas contractors authorities.

     2.6 Clean-up Responsibility.

The Contractor shall at all times keep the Project Site free from accumulation of waste materials and rubbish resulting from operations and perform daily site clean-up. Prior to the issuance of the Certificate of Final Completion, the Contractor shall remove from the Project Site all waste materials and rubbish and shall perform all other clean-up services to the reasonable satisfaction of the General Contractor and consistent with all Governmental Approvals, Laws and Private Rights-of-Way. Prior to the issuance of the Certificate of Final Completion, the Contractor shall remove from the Project Site all tools, construction equipment, machinery and surplus materials belonging to the Contractor or any Subcontractor not necessary to the continued operation of the Facility.

     2.7 Patents, Copyrights and Royalties.

The Contractor shall pay all royalties and license fees for materials, methods and systems incorporated in the Project. The Contractor hereby indemnities, fully protects and saves the General Contractor harmless from, and agrees to defend the General Contractor against, any and all loss, cost and damage which the General Contractor may hereafter suffer or pay out by reason of any claims or suits against the General Contractor arising out of claims of infringement of any domestic or foreign patent rights, trademarks or copyrights, or misuse of confidential information, by the Contractor in performing its obligations hereunder. The Contractor and the General Contractor each shall advise the other promptly in writing of any notice of such claim or the commencement of any suit or action based upon such claim. Upon receipt of such notice, the Contractor shall undertake the defense of any such suit, action or claim, and the General Contractor shall cooperate with the Contractor in such defense. The Contractor shall have charge and direction of the defense of such suit, action or claim, and the General Contractor shall have the right to be represented therein by advisory counsel of its own selection and at its own expense. Neither the Contractor nor the General Contractor may settle or compromise any such suit, action or claim without the prior written consent of the other party if such settlement or compromise would obligate such other party to make any payment or part with any property, to assume any obligation or grant any license or other right, or to be subject to any injunction. In case the Packing house, or part thereof, is held in such suit to constitute infringement or the use thereof is enjoined, the Contractor shall at its own expense and at its option either procure for the General Contractor the right to continue using the Packing house, or part thereof, or replace the same with a non-infringing part or modify it so that it becomes non-infringing. Contractor's obligations to indemnify, defend and save harmless General Contractor hereunder shall not apply to claims of patent, trademark or copyright infringement, or misuse of confidential information, relating to Changes or Modifications in the Work made to the General Contractor's express specifications, as to which General Contractor shall indemnify, defend and save harmless Contractor pursuant to the procedures set forth above in this Section 2.7.

     2.8 Further Assurances.

The Contractor shall promptly execute and deliver all further instruments and documents, and take all further action, including but not limited to assisting the General Contractor in filing a notice of completion with the local lien recording offices, that may be necessary or that the General Contractor may reasonably request (and which is consistent with this Agreement) in order to effectuate the Contractor's obligations hereunder or the purposes or intent of this Agreement.

     2.9 Interfaces.

The Contractor shall use its best efforts to assist the General Contractor to coordinate the timely installation and start-up of such connections, utilities, crossings and the like as necessary to construct and operate the Packing house, to the extent such items are not part of the Work. These interfaces shall include but not be limited to the interconnections of the Packing house with the Greenhouse and utilities, either similar or dissimilar, required to assure operability of the Packing house. The boundaries of such interfaces shall be as generally described in Appendix E.

ARTICLE 3  GENERAL CONTRACTOR'S RESPONSIBILITIES

     3.1 Documents and Surveys.

The General Contractor has furnished to the Contractor the documents describing the Project Site, which documents are attached as Appendix B, and will provide any revisions or amendments thereto promptly upon receipt.

     3.2 Rights-of-Way.

The General Contractor shall secure, by purchase, lease, permit, easement or other license or grant, and shall preserve and maintain, all necessary Private Rights-of-Way and public rights of way for the Packing House and for ingress and egress of the Contractor necessary to construct the Packing House and otherwise to perform its obligations under this Agreement.

     3.3 Required Approvals.

The General Contractor shall secure and pay for, and shall maintain in full force and effect, those Governmental Approvals and Private Rights-of-Way set forth in Appendix C.

     3.4 Operations and Maintenance Personnel.

At least four (4) weeks in advance of Project Start-Up, the General Contractor shall cause the

Packing House Lessee to hire personnel to be trained and to perform operations and maintenance of the Packing House during Project Start-up and Commercial Operation.

     3.5 Hazardous Wastes.

The General Contractor shall remove, or cause to be removed, and dispose, or cause to be disposed of, at General Contractor's expense and in accordance with Law, any debris, soil or other materials consisting of or contaminated by hazardous wastes as defined by Law, and shall provide replacement fill or other suitable materials and services as necessary at General Contractor's expense; provided, however, that if such waste or contamination is present due solely to, or is caused solely by, the acts or omissions of Contractor or any Subcontractors, in such case the Contractor shall remove and, dispose of such debris, soil or other materials in accordance with Law and shall provide replacement fill or other suitable material and services as necessary, at its expense.

     3.6 Notice of Defect.

If the General Contractor becomes aware of any fault or defect in the Packing House or nonconformance with the Contract Documents, it shall give prompt written notice thereof to the Contractor and thereafter the Contractor shall promptly correct such fault or defect and/or cure such nonconformance; provided, however, that the General Contractor shall have no duty to inspect the Packing House or to compare the Packing House with the Contract Documents, and its failure to notify the Contractor of discoverable faults, defects or nonconformance pursuant to this Section 3.6 because of failure to inspect or compare shall not relieve the Contractor from any duties, obligations or liabilities hereunder.

     3.7 No Alcohol or Controlled Substances on Site;
         Miscellaneous Regulations.

While on the Project Site, all personnel of the General Contractor and its separate contractors, including the Packing House Lessee, shall obey the regulations and other requirements provided in Sections 2.3.7 and 2.3.8 and all other safety requirements established by the Contractor. General Contractor shall ensure that its personnel and those of its invitees, agents and separate contractors, including the Packing House Lessee, do not interfere with the performance of the Work.

     3.8 Interfaces.

The General Contractor shall, to the extent reasonably required to maintain the Project schedule, assist the Contractor in coordinating the Contractor's work with the work to be performed by others with respect to the Project (to the extent the same may affect Contractor), including but not limited to the interconnection or interfaces with the Pipeline.

     3.9 Utilities and Consumables During Project Start-Up.

The General Contractor shall supply the utilities and consumables (except lubricants and spare parts) necessary for Project Start-Up.

     3.10 Utilities During Construction.

During the period of construction, the General Contractor shall make available sufficient quantities of electric power and water. The Contractor shall be responsible for the payments of the above items pertaining to the use thereof.


ARTICLE 4  SUBCONTRACTS

     4.1 Major Specialty Consultants, Subcontractors and Equipment Suppliers.

Set forth in Appendix G and in the Scope of Work are lists of all subcontractors that the Contractor is considering for subcontracts in connection with the Project. The General Contractor has approved each such subcontractor listed in Appendix G, and the Contractor shall request review of, and the General Contractor shall have the right to review, any subcontractor proposed to replace one of those listed on Appendix G. The General Contractor and the Contractor shall mutually agree on any such replacement. The Contractor may from time to time delete one or more equipment vendors or subcontractors from said lists, and may with prior approval of General Contractor, which shall not be unreasonably withheld, add one or more subcontractors or suppliers to said lists.

     4.2 Purchase Orders and Subcontracts.

All material purchase orders and subcontracts issued by the Contractor under this Agreement shall provide, in form and substance reasonably acceptable to General Contractor, that in the event this Agreement is terminated, upon tender by the General Contractor or its designee of the Contractor's performance to any Subcontractor, such purchase order or subcontract shall continue in full force and effect in favor of the General Contractor or such designee, as appropriate.

     4.3 Payments to Subcontractors.

Except as provided in Section 4.2, the Contractor shall be solely responsible for paying each Subcontractor and any other person or entity to whom any amount is due from the Contractor for services or supplies in connection with the Project.

     4.4 No Privity with Subcontractors.

The General Contractor shall have no contractual obligation to, and shall not, except in respect of rights assigned by the contractor pursuant to Section 10.2, be deemed to be in privity with any Subcontractor. General Contractor's approval or disapproval of a Subcontractor pursuant to Section 4.1 hereof shall not relieve or release the Contractor of any its duties, obligations or liabilities under the terms of this Agreement.

ARTICLE 5  CONTRACT PRICE

     5.1 Contract Price.

As full consideration to the Contractor for the full and complete performance of the Project and all costs incurred in connection therewith, the General Contractor shall pay and the Contractor shall accept, the sum of One Million Four Hundred and Seventy-Five Thousand Dollars ($1,475,000) payable pursuant to
Article 13, subject to adjustment in accordance with Article 12 (the "Contract Price").

     5.2 Limitation of General Contractor's Liability.

The General Contractor shall not under any circumstances be liable for the payment to the Contractor of any amounts in excess of the Contract Price, any sums due and payable pursuant to the indemnification provisions of Article 14 hereof, and any interest due and payable pursuant to the terms of this Agreement.


ARTICLE 6 COMMENCEMENT OF THE PROJECT, PROJECT START-UP AND COMPLETION

     6.1 Commencement of Work.

The Contractor shall commence the services required under this Agreement promptly upon receipt of a written notice to proceed with the Work (the "Notice to Proceed") from General Contractor.

     6.2 Project Start-up.

"Project Start-up" is that period (i) commencing on the date that the Contractor first begins the checkout of systems and equipment for readiness, calibration, functional and design verification testing, and other initial operations functions, and (ii) ending upon Final Completion. The Contractor shall provide the General Contractor with at least sixty (60) days' prior written notice of the expected commencement of Project Start-up. At least thirty (30) days prior to the expected commencement of Project Start-up, the Contractor shall submit for approval by the General Contractor and Project Engineer copies of the proposed functional and design verification testing protocols; approval of such protocols shall not be unreasonably withheld or delayed. During Project Start-up, the General Contractor may have its own or its designee's personnel on site to observe and verify all procedures and testing activities conducted.

     6.3 Substantial Completion.

The Contractor shall achieve Substantial Completion of the Project on or before the "Substantial Completion Deadline". Time is of the essence with respect to such deadline. "Substantial Completion" shall mean (a) ( the Contractor has completed all other Work on the Project under this Agreement except for the balance of Project startup and clean up; (b) ( General Contractor has acknowledged to the Contractor that the functional and design verification tests have been successfully completed; (c) the Contractor has delivered to the General Contractor a punch-list relating to those areas of the Packing House other than the Greenhouse and Nursery, and consisting of minor items that are not essential to the safe and prudent operation of the Packing house (collectively with additional items identified by General Contractor, the "Final Punch-List"), which Final Punch-List shall not have an aggregate cost exceeding $50,000; and (d) the General Contractor has delivered to the Contractor a Certificate of Substantial Completion.

     6.4 Notice of Substantial Completion.

When the Contractor believes that it has achieved Substantial Completion, it shall deliver to the General Contractor a notice thereof (the "Notice of Substantial Completion").

     6.5 Certificate of Substantial Completion.

The General Contractor shall, within five business days following the receipt of the Notice of Substantial Completion inspect all Work, and either (a) deliver to the Contractor a certificate certifying that clauses (a) and (b) of Section 6.3 have been satisfied (the "Certificate of Substantial Completion"), in which case Substantial Completion will have been achieved as of the date the General Contractor receives such Notice of Substantial Completion from the Contractor, or (b) if the requirements for Substantial Completion have not been satisfied, notify the Contractor in writing that Substantial Completion has not been achieved, stating in detail the reasons therefor. In the event that Substantial Completion has not been achieved, the Contractor shall promptly take such action or perform such additional work as will achieve Substantial Completion and shall issue to the General Contractor another Notice of Substantial Completion pursuant to Section 6.7. Such procedure shall be repeated as necessary until the earlier of (i) the issuance by the General Contractor of a Certificate of Substantial Completion, which certificate shall not be unreasonably withheld, or
(ii) the issuance by General Contractor of a Certificate of Acceptance.

     6.6 Acceptance of Project Upon Failure to Achieve Substantial Completion Prior to the Substantial Completion Deadline.

If, on or before the date which is fifteen (15) days after the Substantial Completion Deadline, the Contractor has not achieved Substantial Completion, the Contractor may request in writing that the General Contractor accept the Project by issuing a certificate of acceptance for the Project (the "Certificate of Acceptance"). The General Contractor will, within five business days following receipt of the Contractor's request therefor, either issue a Certificate of Acceptance (at which time "Acceptance" shall be deemed to occur) or decline to do so. Contractor's request for the issuance of a Certificate of Acceptance shall not be unreasonably denied by General

Contractor. Acceptance by General Contractor shall not relieve Contractor of its obligations to achieve Final Completion or to pay liquidated damages pursuant to
Section 8.2 and 8.3 hereof.

     6.7 Acceptance of Project Upon Failure to Achieve Substantial Completion Prior to the Contract Deadline.

If the Contractor has not requested, or the General Contractor has declined to issue, a Certificate of Acceptance pursuant to Section 6.9, the Contractor shall be obligated to take such action or perform such additional work as will be necessary to achieve Substantial Completion. Provided the General Contractor has not terminated this Agreement pursuant to Article 16, if by the date which is thirty (30) days after the Substantial Completion Deadline, the Contractor after exercising due diligence has not achieved Substantial Completion, on such date the General Contractor shall accept the Project ("Acceptance") by issuing a Certificate of Acceptance. Such Acceptance by General Contractor shall not relieve General Contractor of its obligation to achieve Final Completion or to pay liquidated damages pursuant to Section 8.2 and 8.3 hereof.

     6.8 Final Completion.

The Contractor shall achieve Final Completion of the Project on or before the Contract Deadline. Time is of the essence with respect to such deadline. "Final Completion" shall mean (a) Substantial Completion (or Acceptance) have been achieved; (b) clean-up has been completed; (c) the General Contractor has delivered to the Contractor a Certificate of Final Completion.

     6.9 Notice of Final Completion.

When the Contractor believes that it has achieved Final Completion, it shall deliver to the General Contractor a notice thereof (the "Notice of Final Completion").

     6.10 Certificate of Final Completion

The General Contractor shall, within five business days following the receipt of the Notice of Final Completion inspect all Work, and either (a) deliver to the Contractor a certificate certifying that clauses (a) through (c) of Section 6.8 have been satisfied (the "Certificate of Final Completion"), in which case Final Completion will have been achieved as of the date the General Contractor receives such Notice of Final Completion from the Contractor, or (b) if the requirements for Final Completion have not been satisfied, notify the Contractor in writing that Final Completion has not been achieved, stating in detail the reasons therefor. In the event that Final Completion has not been achieved, the Contractor shall promptly take such action or perform such additional work as will achieve Final Completion and shall issue to the General Contractor another Notice of Final Completion pursuant to Section 6.9. Such procedure shall be repeated as necessary until the issuance by the General Contractor of a Certificate of Final Completion, which certificate shall not be unreasonably withheld.


     ARTICLE 7 GENERAL CONTRACTOR'S RIGHT TO PLACE THE FACILITY IN COMMERCIAL OPERATION; CARE, CUSTODY AND CONTROL

     7.1 General Contractor's Right.

The parties currently contemplate that the Packing House shall be occupied and placed in Commercial Operation upon Substantial Completion. However, at any time after the Substantial Completion Deadline the General Contractor or the Packing House Operator may occupy any portion of the Packing House which is complete.
Moreover,  at any time on or after .......,  19.., the General  Contractor shall have the right to place the Packing House in Commercial Operation, whether or not the Contractor has achieved Substantial Completion or Acceptance. After the General Contractor shall have placed the Packing House in Commercial Operation, the General Contractor shall so notify the Contractor, and the Packing House Operator shall thereafter operate the Packing House. The placing of the Packing House in Commercial Operation by the General Contractor shall not excuse the Contractor from completing all remaining Work on the Project nor constitute a waiver of any of the Contractor's obligations under this Agreement. In the event the General Contractor places the Packing House in Commercial Operation prior to Substantial Completion or Acceptance, the General Contractor shall afford the Contractor reasonable access to the Packing House to complete all remaining Work on the Project.

     7.2 Project Revenues.

The Contractor shall not be entitled to any revenues associated with the sale of any fruit, vegetables, flowers or other produce from the Packing House.

     7.3 Care, Custody and Control.

Care, custody and control of the Packing House shall pass from the Contractor to the General Contractor upon the issuance of the Certificate of Substantial Completion or the Certificate of Acceptance, or upon General Contractor's election to place the Packing House in Commercial Operation, as the case may be. General Contractor shall assume the risk of physical loss or damage to the Work from and after the issuance of the Certificate of Substantial Completion or the Certificate of Acceptance or the placing of the Packing House into Commercial Operation, as the case may be. The Contractor shall be obligated to replace, repair or reconstruct any of the Work which is damaged, destroyed or lost prior to the passage of care, custody and control of the Packing House to General Contractor.

ARTICLE 8 LIQUIDATED DAMAGES FOR FAILURE TO MEET SCHEDULE GUARANTEES

     8.1 Schedule Guarantees. The Contractor provides the following schedule guarantees:

     8.1.1 Substantial Completion. The Contractor guarantees that Substantial Completion shall be achieved on or before the Substantial Completion Deadline, as such date may be modified in accordance with Article 12 hereof.

     8.2 Liquidated Damages for Failure to Achieve Substantial Completion.

As General Contractor's sole and exclusive remedy for Contractor's failure to achieve Substantial Completion on or before the Substantial Completion Deadline, the Contractor shall pay the following liquidated damages.

     8.2.1 If the Contractor fails to achieve Substantial Completion on or before the Substantial Completion Deadline, the Contractor shall pay to the General Contractor, as liquidated damages, in addition to the sums set forth in
Section 8.2, the sum of $2,500 per day for each day that Substantial Completion is delayed beyond the Substantial Completion Deadline.

     8.3 Liquidated Damages Reasonable.

The General Contractor and the Contractor hereby acknowledge and agree that the terms, conditions and amounts fixed pursuant to this Article 8 for liquidated damages are reasonable, considering the damages that the General Contractor would sustain in the event of the Contractor's failure to achieve the above schedule guarantees. These amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact amount of damages that would be sustained in such event. Notwithstanding the first sentences of Section 8.2 and 8.3, such payment of liquidated damages shall not affect the General Contractor's rights provided in Article 15. Liquidated damages for failure to achieve the schedule guarantees set forth in
Section 8.1 shall not be reduced by any revenues received by the General Contractor from the sale of produce from the Packing House.

     8.4 Time for Payment.

The Contractor shall pay liquidated damages required under this Article 8 on the first business day following the end of each month in which such liquidated damages accrue. If the Contractor fails to make timely payment of liquidated damages, interest on any unpaid amount shall accrue from the due date at the lesser of (a) the then prevailing Base Rate plus two percent (2%) per annum and
(b) the maximum permitted legal interest rate at the time prevailing and applicable hereto.

ARTICLE 9 LIMITATION OF CONTRACTOR'S LIABILITY


     9.1 Limitation.

The total aggregate liability of the Contractor with respect to its obligations hereunder, including but not limited to warranty obligations, liquidated damages, and its obligation to complete the Work, shall be limited to the Contract Price.

     9.2 Consequential Damages.

Contractor shall not be liable for indirect, consequential, incidental, special or punitive damages, including but not limited to damages to delay in or loss of use of profits or products, lost income, or obligations of General Contractor to third parties.

ARTICLE 10  WARRANTIES AND GUARANTEES


     10.1 Materials and Workmanship.

The Contractor warrants to the General Contractor that A machinery, equipment, materials and other items furnished under this Agreement will be new and of good quality, free from improper workmanship and defective materials and shall conform to the requirements of this Agreement. As the General Contractor's sole remedy for any breach of this warranty, the Contractor agrees to correct within ten (10) days after receipt of notice for General Contractor, and without additional compensation, any Work performed hereunder that, at any time for a period of one year after the earlier of Final Completion or the commencement of Commercial Operation, proves to be improper or defective in material or workmanship or not in conformance with the requirements of this Agreement. If any machinery, equipment, materials or other items furnished under this Agreement are replaced during the last six months of the original warranty relating thereto, the warranty for such items shall be deemed extended until six months after the date of replacement. In addition to correcting the improper, nonconforming or defective Work itself, the Contractor shall bear all costs and expenses associated with correcting such warranted Work including without limitation necessary trouble shooting, disassembly, transportation, reassembly and retesting, as well as reworking, repair or replacement of such Work, and disassembly and reassembly of adjacent work when necessary to give access to the improper, defective or nonconforming Work. The Contractor's warranty shall not apply to damage arising from the Packing House Lessee's failure to comply with prudent operating and maintenance practices in the commercial packing house industry. For the purposes of this Section to 10.1, improper workmanship and defective materials shall be deemed to include, but shall not be limited to, the following: (i) faulty or defective materials, and defective, careless or unskilled execution of the Work; (ii) damage by exposure to foreseeable weather, windborne water or surface drainage; (iii) degradation such as uncontrolled cracking or spatting of concrete, unit masonry, cast and natural stone, millwork, plaster, glass and applied finishes such as paint and special coatings; (iv) "potholing" of pavement; (v) mechanical or electrical equipment which does not operate in a satisfactory, quiet and efficient manner as determined by the General Contractor in its reasonable discretion, or which does not perform the functions specified in the Scope of Work or Specifications; or
(vi) unusual injury or deterioration of the Work when in normal use by the Packing House Lessee.

     10.2 Vendor and Supplier Warranties.

The Contractor shall, for the protection of the General Contractor, obtain from all Subcontractors guarantees and warranties with respect to machinery, equipment, materials and other items used and installed hereunder, which guarantees and warranties shall not be amended, modified or otherwise discharged without the prior written consent of the General Contractor. Such guarantees and warranties shall be in accordance with reasonable commercial packing house industry standards, shall be assignable to the General Contractor, shall cover a period of not less than one year from the earlier of Final Completion or the commencement of Commercial Operation, and shall be made available to the General Contractor to the full extent of the terms thereof after assignment. The Contractor shall enforce such guarantees and warranties to the fullest extent thereof on behalf of the General Contractor until such time as they are assigned to the General Contractor. Upon the earlier to occur of (i) issuance of the Certificate of Final Completion, or (ii) termination of this Agreement pursuant to Article 15, the Contractor shall assign to the General Contractor all the Contractor's rights under Subcontractor guarantees and warranties and shall deliver to the General Contractor copies of all contracts providing for such guarantees and warranties.

     10.3 Engineering and Design.

The Contractor warrants and guarantees that it shall perform all of its engineering and design services in accordance with sound engineering practice, Governmental Approvals and applicable Laws and that, when complete, the Project will be free of all deficiencies caused by errors or omissions in engineering or design. For a period of one year from the earlier of Final Completion or the commencement of Commercial Operation, the Contractor shall, as the General Contractor's sole remedy for breach of this warranty, at its own expense correct any such efforts and omissions and resulting deficiencies in the Project as soon as reasonably possible after receipt of notice from the General Contractor specifying such deficiencies.

     10.4 No Liens.

The Contractor warrants and guarantees that title to all work, materials, supplies and equipment provided hereunder will pass to the General Contractor upon payment by General Contractor therefor free and clear of all liens, claims, security interests, charges and any other encumbrances or preferential arrangements, including without limitation the lien or retained security title of a conditional vendor ("Liens"), and that none of such work, materials, supplies or equipment will be acquired by the Contractor subject to any agreement under which a Lien is retained by any person or entity except as otherwise provided by Law.

     10.5 Limitation of Warranties.

EXCEPT AS PROVIDED HEREIN, THERE ARE NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO THE CONTRACTOR'S PERFORMANCE HEREUNDER, AND THE CONTRACTOR DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW (OTHER THAN WARRANTIES OF TITLE).

ARTICLE 11 FORCE MAJEURE

     11.1 Force Majeure Events.

As used in this Agreement, a "Force Majeure Event" means any act or event that prevents the performance of the General Contractor or the Contractor under this Agreement or the compliance with any conditions required by the other party under this Agreement if such act or event is beyond the reasonable control of
the  party  relying  thereon  as  justification   for  such
nonperformance or noncompliance and such party has been unable to overcome such act or event by the exercise of due diligence, including but not limited to (but subject to the foregoing) flood, drought, unusually severe weather, earthquake, storm, fire, explosion, sabotage or threat of sabotage of the Facility, pestilence, epidemic, lightning and other natural catastrophes; war, riot, civil disturbance or disobedience, action or inaction of legislative, judicial, or regulatory agencies, or other proper authority, which may conflict with the terms of this Agreement; failure, threat of failure or sabotage of equipment supplied by Subcontractors for temporary services during performance of the Work which has been maintained in accordance with good engineering and operating practices applicable thereto; or loss or shortage of utilities. Economic hardship and strikes, work stoppages or labor disturbances are explicitly excluded as Force Majeure Events.

     11.2 Limitation of Default.

Neither party shall be considered in default in the performance of any of the agreements contained in this Agreement, except for the General Contractor's or the Contractor's obligations to pay money when and to the extent the failure of performance shall be caused by a Force Majeure Event.

     11.3 Excused Performance.

If either party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure Event, that party will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided that:

     (a) the non-performing party, within five (5) days after the occurrence of the Force Majeure Event, gives the other party written notice describing the particulars of such occurrence, including an estimation of its expected duration and probable impact on the performance of the affected party's obligations hereunder, and continues to furnish timely regular reports with respect thereto during the continuation of and upon the termination of the Force Majeure Event;

     (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

     (c) the obligations of either party which arose before the occurrence causing the suspension of performance and the performance of which is not prevented by the occurrence, shall not be excused as a result of such occurrence; and

     (d) the non-performing party uses its best efforts to remedy its inability to perform and mitigate the effect of such event and resumes its performance at the earliest practical time after cessation of such occurrence.

     11.4 Right to Terminate for Force Majeure.

If a suspension of performance by either party as a result of a Force Majeure Event exceeds sixty (60) days, the party whose performance is unaffected by the Force Majeure Event may terminate this Agreement pursuant and subject to the terms of Section 15.4 hereof; provided, however that the Contractor may not terminate this Agreement pursuant to Section 15.4 hereof if and to the extent that a Change relating to such Force Majeure Event shall have been approved by the General Contractor and the Contractor pursuant to
Section 12.2.2 hereof.

ARTICLE 12  CHANGES IN THE PROJECT AND SUSPENSION

     12.1 Changes.

At any time and from time to time prior to the issuance of the Certificate of Final Completion, the General Contractor, without invalidating or amending this Agreement, may order changes in the Project within the general scope of this Agreement consisting of additions, deletions or other revisions (such changes, and the changes permitted under Section 12.2, being referred to collectively herein as "Changes"), in which event the Contract Price, the Substantial Completion Deadline, the Contract Deadline, and the schedule of Major Milestones set forth in Appendix H to this Agreement shall be adjusted accordingly, if necessary, pursuant to Section 12.1.1. No Change will be effected without an authorized Change Order (as defined in Section 12.1.2).

     12.1.1 Procedure for Changes. Except as provided in Section 12.2, only the General Contractor may initiate Changes. If the General Contractor wishes to make a Change pursuant to this Section 12.1, it shall submit a written proposal therefor to the Contractor. At no cost to the General Contractor, the Contractor shall promptly review the General Contractor's proposal and provide the General Contractor, within five (5) days thereafter, with notice in writing of the effect, if any, such proposed Change would have on the Contract Price, the Substantial Completion Deadline, the Contract Deadline, and the schedule of Major Milestones. Such notice also shall include an analysis demonstrating (i) the time impact, if any, of the proposed Change on the critical path items yet to be completed (including the influence of such Change on the current dates scheduled for Substantial Completion and Final Completion) and (ii) how the Contractor proposes to incorporate the time impact on non-critical path items into the schedule without schedule alleviation. If, in the Contractor's opinion, Project schedule and/or performance may be maintained or adjustments thereof minimized only by increasing the Contract Price, the Contractor shall, in such notice, set forth possible trade-offs among or between Project cost, schedule and performance so that the General Contractor may make an informed choice among such alternatives in deciding whether to issue a Change Order. The Contractor shall provide similar information to the General Contractor upon requesting a Change pursuant to Section 12.2. The General Contractor shall promptly review the information provided by the Contractor pursuant to this Section 12. 1.1 and thereupon may issue a Change Order approving and authorizing such proposed Change, in which event the cost, scheduling and performance alternative included in the Contractor's notice described above and chosen by the General Contractor shall be binding on the Contractor. The Contractor shall use all reasonable efforts to minimize any effect adverse to the General Contractor of any Change on Project cost, scheduling and performance. The Change Order issued by the General Contractor will authorize an extension in the Substantial Completion Deadline and/or the Contract Deadline only if the Contractor establishes, to the General Contractor's reasonable satisfaction, that the nature of the proposed Change would necessitate such extension. All Changes, whether initiated by the General Contractor or the Contractor under Section 12.2, shall be authorized by a Change Order, and shall be performed pursuant to this Agreement. Any change in the Project necessitated by any change in Laws Governmental Approvals or Private Rights-of-Way after the effective date hereof shall be treated as a Change pursuant to this Article 12 unless the change necessitated comes within the definition of Modification, in which case it shall be treated as a Modification pursuant to this Article 12.

     12.1.2 Change Orders. A "Change Order" is a written order to the Contractor signed by a duly authorized officer of the General Contractor authorizing a Change in the Project. Upon execution and delivery of this Agreement, the General Contractor shall deliver to the Contractor written notice signed by the President of the General Contractor, stating which officers are authorized to approve Change Orders. If and when, after execution and delivery of this Agreement, another officer is selected by the General Contractor to approve Change Orders, the General Contractor shall deliver to the Contractor another notice signed by the President of the General Contractor so authorizing such new officer to approve Change Orders. For the purpose of determining who has authority to approve Change Orders, the Contractor shall be entitled to rely on the latest notice delivered by the General Contractor pursuant to this Section
12.1.2 and received by the Contractor.

     12.1.3 No Changes Due to Contractor Error. Notwithstanding anything in this
Article 12 to the contrary, no Changes shall be issued to correct errors or omissions on the part of the Contractor which result in construction not in accordance with the Contract Documents as they existed at the time of such error or omission.

     12.2 Other Changes.

     12.2.1 Changes in Laws, Approvals or Rights-of-Way. In the event and to the extent a change in Laws, Governmental Approvals or Private Rights-of-Way necessitates a change in the Work, the Contractor may (and, if requested by the General Contractor, shall) submit a written request for a Change to the General Contractor, such Change to be incorporated into the Project upon approval by the General Contractor, which approval shall not be unreasonably withheld, by issuance of a Change Order pursuant to Section 12.1.1.

     12.2.2 Changes Due to Delays in Force Majeure Events. In the event and to the extent that (i) a Force Majeure Event prevents the Contractor's performance hereunder, and all of the requirements of Section 11.3 (a) through (d) are satisfied, the Contractor shall be entitled to (and if requested by General Contractor, shall request) a Change pursuant to, and to the extent authorized by, this Section 12.2.2. In such event, the Contract Price, the Substantial Completion Deadline, the Contract Deadline, and the Schedule of Major Milestones set forth in Appendix H to this Agreement shall be adjusted to the extent of the actual and verifiable effects, if any, which Contractor demonstrates to the reasonable satisfaction of the General Contractor that such delay or Force Majeure Event has had upon Contractor's performance of its obligations hereunder. Such Change shall be incorporated into the Project by issuance of a Change Order pursuant to Section 12.1.1.

     12.3 Modifications. Without invalidating or amending this Agreement, the General

Contractor may order and the Contractor may propose, subject to approval by the General Contractor, modifications in the Project within the general scope, and consistent with the intent, of the Contract Documents (such modifications being referred to herein as "Modifications") consisting of additions, deletions or other revisions, so long as such Modifications do not adversely affect the Contract Price, Nursery Substantial Completion Deadline the Substantial Completion Deadline, and the Contract Deadline.

     12.4 Contract Price Change. A Contract Price increase, if any, resulting from a Change in the Project shall be determined in one or more of the following ways and paid by the General Contractor pursuant to the schedule of Progress Payments adjusted accordingly:

     12.4.1 By the General Contractor's acceptance of a lump sum proposed by the Contractor properly itemized and supported by sufficient substantiating data to permit evaluation; or

     12.4.2 If the method set forth in Section 12.4.1 is not agreed upon after good faith negotiation by the parties, the Contractor shall provide the General Contractor with such purchase orders, invoices and other documents and records as may enable the General Contractor to verify, to its reasonable satisfaction, the cost to the Contractor of effecting such Change. All equipment, materials and other items required as a result of such Change shall be purchased by the Contractor at competitive market prices. The General Contractor shall, upon verifying the cost to the Contractor of effecting such Change, add to the Contract Price the amount thereof plus a fee of (i) ten percent (10%) if and to the extent the Change is performed directly by the Contractor, or (ii) five percent (5%) if and to the extent the Change is performed by a Subcontractor.

     12.5 Continued Performance Pending Resolution of Disputes.

Notwithstanding a dispute regarding the adequacy of a Contract Price increase or schedule adjustment for a proposed Change, or whether a Modification should be a Change because it affects the Contract Price or schedule, the Contractor shall proceed with the performance of such Change or Modification.

     12.6 Suspension.

The General Contractor may, by written notice to the Contractor, suspend at any time the performance of all or any portion of the Work to be performed under this Agreement so long as (a) the Substantial Completion Deadline and the Contract Deadline are extended an amount of time equal to the actual and verifiable impact on the Project schedule caused by such suspension and (b) the suspension of any material part on the Project schedule caused by such suspension and (b) the suspension of any material part of the Work shall be for a period not to exceed sixty (60) days. Suspension of the Work under this Agreement may be accomplished only by the written notice described in this
Section 12.6.

     12.7 Suspension Process.

Upon receipt of a notice given pursuant to Section 12.6, the Contractor shall, unless the notice requires otherwise:

     (a) immediately discontinue work on the date and to the extent specified in such notice;

     (b) place no further orders or subcontracts for equipment, material, services, or other items with respect to suspended work other than to the extent required in such notice and to the extent required to protect the Work;

     (c) promptly make every reasonable effort to obtain suspension upon terms satisfactory to the General Contractor of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended;

     (d) continue to protect and maintain the work performed including those portions on which work has been suspended; and

     (e) take any other reasonable steps to minimize costs, associated with such suspension

     12.8 Resumption of Work.

Upon receipt of notice from the General Contractor to resume suspended work, the Contractor shall immediately resume performance under this Agreement to the extent required in such notice.

     12.9 Contract Changes Due to Suspension.

If the Contractor believes that any suspension or resumption of suspended Work justifies a Change in the Contract Price, Substantial Completion Deadline, the Contract Deadline or any other affected obligations of the Contractor hereunder, the Contractor must, within 30 days after receipt of the notice of suspension or resumption as the case may be, submit to the General Contractor a written statement setting forth the justification for such a Change in reasonable detail. If a Change is justified, the General Contractor shall issue a Change Order under which the Contract Price, Substantial Completion Deadline, the Contract Deadline and any other affected obligations of the Contractor under this Agreement shall be equitably adjusted to compensate for the effect of the suspension.

     12.10 Termination Due to Suspension.

If a suspension by the General Contractor of all or a material portion of the Work exceeds sixty (60) days the Contractor may terminate this Agreement in the manner set forth in Section 13.3 hereof.

ARTICLE 13  PAYMENTS TO CONTRACTOR

     13.1 Monthly Progress Payments.

Progress payments shall be made by the General Contractor to the Contractor according to the following procedure:

     13.1.1 On or before the tenth day of each calendar month beginning with the first month following receipt of the initial payment under Section 13.1, the Contractor shall submit to the General Contractor an "Application for Payment," which shall include (i) the monthly progress report prepared pursuant to Section
2.4.1 (a), and (ii) an invoice reflecting an amount which has been determined pursuant to the Application for Payment, the form of which is attached as Appendix I, which amount, together with all previous amounts paid by the General Contractor to the Contractor, shall reflect work on the Project actually accomplished through the preceding calendar month. The Contractor agrees that it will not include in any Application for Payment a bill for materials or equipment until such materials or equipment have been delivered to the Project Site. Similarly, the Contractor will not include in such Application for Payment a bill for labor until such labor has been performed.

     13.1.2 The General Contractor shall pay to the Contractor, twenty (20) days after receipt of the Application for Payment, the amount determined pursuant to
Section 13.1.1 for Work performed during the month prior to the month in which the Application for Payment is tendered, less Retainage (all such monthly amounts paid by the General Contractor being herein referred to as "Progress Payments"), subject to adjustment as provided in Section 13.1.3.

     13.1.3 If the General Contractor disagrees with the Contractor's estimate of actual Project progress (as reflected in an Application for Payment) and the cumulative total of all amounts in dispute (reflecting the difference between the Contractor's and the General Contractor's estimates of actual progress) does not exceed $50,000.00, the General Contractor shall pay the Contractor such disputed amount pursuant to Section 13.1.2 as part of the pertinent Progress Payment, twenty (20) days after receipt of the Application for Payment. Any disputed amounts in excess of $50,000.00 may be withheld from the Contractor by the General Contractor, provided, however, that amounts withheld by the General Contractor pursuant to this Section 13.1.3 shall be paid to the Contractor when the Contractor has demonstrated, in an Application for Payment completed to the reasonable satisfaction of the General Contractor, that actual progress requiring such payment has been achieved.

     13.1.4 "Retainage" shall be ten percent (10%) of the amount of each monthly payment or other payment to be made by the General Contractor pursuant to Sections 13.1. All Retainage shall be retained by the General Contractor and paid by the General Contractor to the Contractor in accordance with Section 13.4.

     13.1.5 If the General Contractor fails to make its Progress Payments hereunder on or before the date due, or if the General Contractor withholds payment of any amount pursuant to Section 13.1.3, and it is subsequently determined that such withholding was not justified hereunder, interest on any unpaid amount shall accrue from the due date at the lesser of (a) the Base Rate plus two percent (2%) per annum or (b) the maximum permitted legal interest rate at the time prevailing and applicable thereto.

     13.1.6 The General Contractor shall have no obligation to make any payment to the Contractor while the Contractor is in material breach of this Agreement. In addition, the General Contractor may withhold payment to the Contractor to the extent reasonably necessary to protect the General Contractor from loss due to: (i) detective Work not remedied; (ii) claims for payment or liens asserted by the Contractor or any Subcontractor; (iii) the failure of the Contractor to promptly pay any Subcontractor; (iv) damage to the person or property of any separate contractor, agent, invitee or the General Contractor; or (v) reasonable doubt on the General Contractor's part that the Project can be completed for the balance of the Contract Price yet unpaid.

     13.1.7 As promptly as possible after the Notice to Proceed, the Contractor shall send the General Contractor and Project Lender a notice specifying all Packing house equipment to be ordered from outside vendors, indicating the time such equipment is to be ordered and specifying the General Contractor's cost thereof. The Project Lender shall, upon receipt of the notice and the General Contractor's and Project Lender's approval of the amounts and items specified therein, set aside or otherwise designate for application to such equipment purchases sufficient funds to pay for the Packing house equipment described in the notice, and shall send the General Contractor and the Contractor written confirmation of the same.

     13.2 Waiver and Release of Liens.

     The Contractor shall furnish to General Contractor, and shall require each and every Subcontractor engaged to supply services or materials in an amount greater than $50,000 in connection with the Project to furnish to the Contractor for delivery to General Contractor, at the time of submission of each Application for Payment and as a precondition to the making of the Final Payment, a recordable waiver of its right to assert Liens on the Project, such waiver to be substantially in the form of Appendix 1. 71c effectiveness of such waivers shall be conditioned upon Contractor's receipt of payment from General Contractor. If the Contractor fails to furnish a legally effective waiver or fails to have any Lien released or discharged forthwith, in lieu thereof the Contractor shall furnish a bond or other collateral satisfactory to the General Contractor to indemnify the General Contractor against any loss resulting from such Lien. In addition, until such release, discharge or bonding, the General Contractor may withhold from any payment due the Contractor an amount sufficient to discharge any or all such Liens or claims.

     13.3 Payment Upon Completion.

Upon delivery of the Certificate of Final Completion, the General Contractor shall pay the unpaid Retainage due to the Contractor (the "Final Payment").

     13.4 Payment or Use Not Acceptance.

No payment made by the General Contractor shall Constitute an acceptance of any of the Work not in accordance with this Agreement and the Scope of Work.

     13.5 Waiver by General Contractor.

The making of the Final Payment shall constitute a waiver of all claims by the General Contractor except:

          (i) those arising from unsettled liens, security interests or other encumbrances;

          (ii) those arising from any warranties, guarantees and indemnities provided hereunder; and

          (iii) those arising from Final Punch-List and clean-up items.


     13.6 Waiver by Contractor.

Acceptance of the Final Payment shall constitute a waiver of all claims by the Contractor except for unpaid Retainage and unresolved claims for Changes previously asserted in writing by the Contractor.

ARTICLE 14  INDEMNITY, INSURANCE AND WAIVER OF SUBROGATION

     14.1 Indemnity.

     14.1.1 Indemnity by Contractor. The Contractor hereby indemnifies and holds harmless the General Contractor, and its shareholders, directors, officers and employees (each being hereinafter referred to as an 'Indemnified Party') from and against any and all loss, cost (including reasonable attorneys' fees), damage, injury, liability, claims, demands, interest and causes of action (a) for bodily injury or property damage that may arise from the Contractor's operations under this Agreement, except to the extent arising from The negligence or misconduct of such Indemnified Party, (b) because of any violation of Law to be complied with by the Contractor hereunder, (c) in respect of any taxes levied on the Contractor or in respect of the Contractor's net income or
(d) in respect to any demands or Liens by Subcontractors for nonpayment of amounts due as a result of furnishing materials or work to the Contractor which are payable by the Contractor for Work on the Project performed pursuant to this Agreement.

     14.1.2 Indemnity by General Contractor. The General Contractor hereby indemnifies and holds harmless the Contractor and its shareholders, directors, officers and employees (each being hereinafter referred to as an 'Indemnified Party') from and against any and all loss, cost (including reasonable attorneys'
fees), damage, injury, liability, claims, demands, interest and causes of action
(a) for bodily injury or property damage to the extent such may arise, from the negligence or misconduct of General Contractor in connection herewith, (b) because of violation of Law to be complied with by General Contractor hereunder, or (c) in respect of any taxes levied on the General Contractor or in respect of the General Contractor's net income.

     14.1.3 Procedure. When required to indemnify an Indemnified Party in accordance with this Agreement, the indemnifying party shall assume on behalf of such party, and conduct with due diligence and in good faith, the defense of any such suit against such party, whether or not the indemnifying party be joined therein; provided, however, that without relieving the indemnifying party of its obligations hereunder, the Indemnified Party may elect to participate, at its expense, in the defense of any such suit.

     14.2 Contractor's Insurance. At its own expense, the Contractor shall secure and maintain during the term of this Agreement the following insurance with the coverage amounts indicated for occurrences during and arising out of the Contractor's performance of this Agreement. Such insurance shall be placed with responsible and reputable insurance companies qualified to do business in, the State of Texas and shall be effective as of at least thirty (30) days prior to the date of the Notice to Proceed and maintained until Final Completion. Deductible amounts shall be the responsibility of the Contractor. The Contractor shall also be responsible for fifty percent (50%) of the deductible amounts with respect to the Builder's Risk Insurance described in Section 14.6 hereof. If the General Contractor purchases Builder's Risk Insurance with deductibles in excess of those specified in Section 14.6, the Contractor's responsibility for such deductibles shall be limited to fifty percent (50%) of the deductible amounts specified in Section 14.6.

Type                                                 Coverage/Amount

Workers' Compensation Insurance                      As required by the State
including occupational                               of Texas
disease coverage

Employer's Liability                                 $500,000 each accident
                                                     $500,000 each
                                                     employee-disease
                                                     $500,000 policy
                                                     limit-disease

Comprehensive General Liability,                     $1,000,000 per occurrence
with the following
coverages:

Premises--Operations; Independent
Contractors and Subcontractors
Protective; Products/Completed
Operations; Broad
Form Property Damage;
Contractual Liability (Broad
Form) Including Third Party
Coverage; Explosion, Collapse,
Underground Hazard,
and Personal Injury
Comprehensive Automobile
Liability, including coverage
for all owned, hired
and non-owned vehicles                               $1,000,000 combined single
                                                     limit, per occurrence

Excess Liability                                     $5,000,000 per occurrence

     14.2.1 Evidence of Coverage. The Contractor shall provide certificates of insurance to the General Contractor evidencing all insurance policies required pursuant to this Section 14.2. The certificates evidencing Comprehensive General Liability, Comprehensive Automobile Liability and Excess Liability shall each certify that:

     (1) During the Contractor's performance under this Agreement, the General Contractor and the Project Lender shall be named as additional insureds and loss payees under such policies (without any representation or warranty by or obligation upon such entities) as their interests may appear for occurrences during and arising out of the Contractor's performance of this Agreement;

     (2) such insurance is primary insurance with respect to the interests of the General Contractor and the Project Lender, and any other insurance maintained by them is excess and not contributory with this insurance; and

     (3) such policies provide that (a) the inclusion of more than one corporation, person, organization, firm or entity as insured thereunder shall not in any way affect the rights of any such corporation, person, organization, firm or entity as respects any claim, demand, suit or judgment made, brought or recovered, by or in favor of any other insured, or by or in favor of any employee of such other insured, and (b) each corporation, person, organization, firm, or entity is protected thereby in the same manner as though a separate policy had been issued to each, but nothing therein shall operate to increase the insurance company's liability as set forth elsewhere in the policy beyond the amount for which the insurance company would have been liable if only one person or interest had been named as insured.

     14.2.2 Contents of Certificates. The certificates evidencing all insurance provided under this Section 14.2 shall each certify that (a) under such policy there will be no recourse against the General Contractor or any of the banks comprising the Project Lender or any of their assignees for payment of a premium and (b) such policy may not be canceled or materially altered by the insurance company without giving 60 days' prior written notice of cancellation or alteration to the General Contractor and the Project Lender.

     14.3 Property Insurance Loss Adjustment.

Any insured loss shall be adjusted with the General Contractor and the Contractor and made payable to the General Contractor and the Contractor as their interests may appear, subject to any applicable mortgagee clause.

     14.4 Waiver of Subrogation.

All insurance policies supplied by either party to this Agreement shall include a waiver of any right of subrogation of the insurers thereunder against the other party and any of the banks comprising the Project Lender, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy.

     14.5 Subcontractor Insurance.

The Contractor shall require all Subcontractors to obtain, maintain and keep in force, during the time in which they are engaged in performing services to be furnished by the Contractor hereunder, adequate coverage in accordance with the Contractor's normal practice or the Contractor shall maintain such coverage under its own insurance policies.

     14.6 General Contractor's Insurance.

General Contractor shall procure at its own expense and maintain in full force and effect from and after the issuance of the Notice to Proceed, with responsible and reputable insurance companies qualified to do business in the State of Texas, builder's risk insurance as described below and worker' compensation, general liability and automobile liability insurance in amounts comparable to the coverages carried by the Contractor hereunder, and excess liability insurance in the amount of $5,000,000. General Contractor shall provide certificates of insurance to the Contractor evidencing all insurance policies required under this Section 14.6.

         Builder's Risk                              Contract Price

           Deductibles:                                $ 25,000

The certificate evidencing the builder's risk insurance shall certify that the policy (a) provides for all losses to be paid directly to the General Contractor, and (b) shall name the Contractor and each of the banks comprising the Project Lender as insured parties thereunder (without any representation or warranty by or obligation upon such entities) as their interests may appear. As to the remaining coverages, with the exception of workers' compensation, and only as to matters within the scope of the General Contractor's indemnity under
Section 14.1.2, such policies (a) shall name Contractor as an additional insured, and (b) shall be primary and not excess to or contributing with any insurance maintained by the Contractor.

     14.7 No Effect on Liability.

The requirement that the Contractor, Subcontractors or General Contractor furnish certain minimum insurance coverages is not to be interpreted as in any way limiting the liability of the Contractor or General Contractor as the case may be, nor does either party, by furnishing or requiring evidence of certain minimum insurance, assume, or intend to assume, any liability that it would not otherwise have in the absence of such a requirement.

ARTICLE 15  TERMINATION

     15.1 Termination By General Contractor for Cause. In the event:

     (a) at any time prior to issuance of the Certificate of Final Completion, the Contractor shall abandon or, except as permitted in Sections 12.6 and 12.7, otherwise cease efforts to achieve Final Completion in a diligent manner; or

     (b) (i) the  Contractor  fails to achieve a Major  Milestone  within thirty
(30) days after the corresponding milestone date indicated in Appendix H, or (H) at any time prior to the issuance of the Certificate of Final Completion an unexcused act or omission of the Contractor has materially affected its ability to complete the Project pursuant to this Agreement by the Contract Deadline and such unexcused act or omission persists for a period of thirty (30) days, and in the case of either (b) (i) or b (H), the Contractor fails to cure such default within fifteen (15) days after receiving notice thereof from the General Contractor (unless such default is of a nature that it cannot be cured within such fifteen (15) day period, in which case the Contractor shall be in compliance herewith if it presents a plan for such cure which is reasonably acceptable to General Contractor, commences such cure within such fifteen (15) day period, and diligently pursues such cure to completion within sixty (60) days after the aforestated notice from the General Contractor or such longer period as General Contractor may accept in its sole discretion); or

     (c) all items on the Final Punch-List and all clean-up have not been completed by the Contract Deadline; then the General Contractor may, without prejudice to any legal or equitable remedy it may have, terminate this Agreement, take possession of the Project Site and complete the Project by whatever reasonable method it may deem expedient, and the Contractor shall be liable to the General Contractor for any and all cost or expense in excess of the unpaid portion of the Contract Price occasioned thereby, such amount to be payable within thirty (30) days after the General Contractor has provided a notice setting forth the amount thereof. The General Contractor may take possession of and utilize, in completing the Project, any materials, tools, supplies, equipment and appliance, belonging to the Contractor or any of its Subcontractors that are at the Project Site. In such event, the General Contractor may exercise any rights, claims or demands that the Contractor may have against third persons in connection with this Agreement (including but not limited to tender of performance to Subcontractors as described in Section 4.2) and for such purpose, the Contractor does hereby, to the extent possible, assign, transfer and set over unto the General Contractor all such rights, claims and demands and agrees to execute whatever documents the General Contractor deems appropriate to effect such assignment, transfer or set-over. Neither such exercise by General Contractor of rights, claims or demands against third persons, nor such assignment, transfer or set over by Contractor, shall relieve Contractor of its liability to pay General Contractor's costs or expenses to complete the Project in excess of the unpaid portion of the Contract Price.

     15.2 Termination Upon Bankruptcy.

If (a) the Contractor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy law now or hereafter in effect or seeking the appointment of a custodian of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such custodian in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (b) an involuntary case or other proceeding shall be commenced against the Contractor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy law now or hereafter in effect or seeking the appointment of a custodian of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against the Contractor under any bankruptcy law as now or hereafter in effect, then, if the Contractor is unable to diligently perform and does not continue so to perform its obligations hereunder, this Agreement may be terminated by the General Contractor who may then exercise any and all rights provided in Section 15.1.

     15.3 Termination By General Contractor Without Cause.

The General Contractor may cancel this Agreement at any time for its convenience upon thirty (30) days' prior written notice to the Contractor. In the event of such cancellation, the General Contractor shall pay the Contractor for all the Contractor's actual costs incurred to the date of cancellation, including the costs incurred for undelivered material and equipment and other similar Project obligations and for the Contractor's reasonable overhead and lost profits on the Project, less any amounts previously paid by the General Contractor; provided, however, that in no event shall the General Contractor's liability for such actual costs exceed the amount set forth below with respect to the calendar month after issuance of the Notice to Proceed in which cancellation occurs.

     1 month           $ 200,000
     2 months          $ 300,000
     3 months          $ 400,000
     After 3 months    Actual costs, not to exceed unpaid balance of
                       Contract Price

The Contractor shall submit to the General Contractor all invoices and other documentation as is sufficient to verify the amount to be paid under this
Section 15.3. The General Contractor shall pay such amount to the Contractor, and shall release the letter of credit provided pursuant to Section 9.1 hereof, within thirty (30) days of receipt of such documentation. The Contractor shall mitigate to the fullest extent reasonably possible all expenses to be borne by
the  General   Contractor  under  this  Section  15.3.

In the event of such cancellation, the General Contractor may further elect to assume any or all of the obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with performance of the Contractor's obligations hereunder. The Contractor shall to the extent reasonably possible, as a condition to receiving cancellation payments referred to in this Section, execute and deliver such papers and take all such steps, including the legal assignment of its contractual rights, as the General Contractor may require for the purpose of fully vesting in the General Contractor the rights and benefits of the Contractor under such obligations, commitments or claims.

     15.4 Termination Due to Suspension.

If the General Contractor elects to suspend performance of all or a material part of the Work and the duration of such suspension exceeds sixty (60) days, the Contractor may terminate this Agreement, provided it gives the General Contractor written notice of its intent to terminate not less than thirty (30) days prior to the end of such sixty (60) day period and General Contractor fails to order a resumption of suspended Work before the sixty (60) day period expires. In such event, the Contractor shall be compensated for all Work satisfactorily performed through the date of termination, plus its reasonable costs associated with suspension of the Work and a fee equal to ten percent (10%) of such suspension costs. In the event of such termination, the General Contractor may elect to assume any or all of the obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with performance of the Contractor's obligations hereunder. The Contractor shall to the extent reasonably possible, as a condition to receiving the termination payments referred to in this Section, execute and deliver such papers and take all such steps, including the legal assignment of its contractual rights, as the General Contractor may require for the purpose of fully vesting in the General Contractor the rights and benefits of the Contractor under such obligations, commitments or claims.

     15.5 Termination Due to Event of Force Majeure.

If either (i) a material suspension of performance by either party as a result of a Force Majeure Event exceeds sixty (60) days, or (H) the total number of days in which a material suspension of performance by either party as a result of all Force Majeure Events in the aggregate exceeds sixty (60) days, the party whose performance is unaffected by the Force Majeure Event may terminate this Agreement, provided it gives the other party written notice of its intent to terminate not less than thirty (30) days prior to the end of the applicable period and the other Party fails to resume performance before the period expires; provided, however, that the Contractor's right to terminate under this
Section 15.5 shall be subject to the limitations set forth in Section 11.4 hereof. Upon such termination, the Contractor shall be compensated for all Work satisfactorily performed through the date of termination, plus its reasonable costs associated with the Force Majeure Event suspension and a fee equal to ten percent (10%) of such suspension costs. However, such termination shall not relieve Contractor of its obligation to pay liquidated damages which become due and payable prior to the termination hereof pursuant to Sections 8.2 or 8.3 hereof. In the event of termination by either party pursuant to this Section 15.5, the General Contractor may elect to assume any or all of the obligations, commitments and unsettled claims that the Contractor has previously undertaken or incurred in good faith in connection with performance of the Contractor's obligations hereunder. The Contractor shall, to the extent reasonably possible, as a condition to receiving termination payments referred to in this Section, execute and deliver such papers and take all such steps, including the legal assignment of its contractual rights, as the General Contractor may require for the purpose of fully vesting in the General Contractor the rights and benefits of the Contractor under such obligations, commitments or claims.


ARTICLE 16  ASSIGNMENTS AND CHOICE OF LAW

     16.1 No Assignment by Contractor.

The Contractor shall not assign this Agreement or any interest in any funds that may be due or become due hereunder or enter into any contract with any person, firm or corporation for the performance of the Contractor's obligations hereunder or any part thereof, except as specifically provided herein, without the prior approval in writing of the General Contractor. If the Contractor, with the consent of the General Contractor, shall enter into a subcontract with any Subcontractor for the performance of any part of this Agreement, the Contractor shall be as fully responsible to the General Contractor for the acts and omissions of such Subcontractor and of persons employed by such subcontractor as the Contractor would be for its own acts and omissions and those of persons directly employed by it. Nothing in this Section 16.1 shall be read to limit the General Contractor's rights to assign its interest in this Agreement or the Project under Section 16.2.

     16.2 Assignment by General Contractor.

The General Contractor shall be entitled to freely assign this Agreement and its rights, titles and interests hereunder, to:

     (a) any affiliate of the General Contractor (including any joint venture or general or limited partnership in which the General Contractor or its affiliate is a general partner) ; or

     (b) any person, corporation, bank, trust, company, association or other business or governmental entity (including but not limited to the Project Lender) as security in connection with obtaining or arranging financing for the Packing House; or

     (c) any successor entity (whether by merger, by consolidation, by sale of substantially all the assets or by the enforcement of the security interest described in (b) above). Upon each permitted assignment described in this
Section 16.2 (other than in clause (b) above) by the General Contractor, the assignee shall expressly assume in writing all of the obligations of General Contractor hereunder. Upon the request of the General Contractor, the Contractor shall acknowledge in writing any permitted assignment described in clause (b) above and the right of any permitted assignee to enforce this Agreement against the Contractor. Such acknowledgment of a permitted assignment described in clause (b) shall be substantially in the form of Appendix K hereto.

     16.3 Extension to Successors and Assigns.

Each and all of the covenants and agreements herein contained shall extend to and be binding upon the successors and permitted assigns of the parties hereto.

     16.4 Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding conflict-of-laws provisions which would direct the application of the laws of another state. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated in any Texas state court or any federal court sitting in the State of Texas.

ARTICLE 17  DRAWINGS, DOCUMENTS AND MATERIALS

     17.1 General Contractor's Review.

All plans and drawings, calculations, specifications and other related design, construction, performance test and start-up information, and results of any supporting design, construction, performance test and start-up calculations, prepared in connection with engineering, construction, performance test and start-up services, shall be delivered to the General Contractor as such documents are completed, as specified in Appendix L. The procedure for submittal and review of such documents shall be as set forth in Sections 17. 1. 1 and
17.1.2 and Schedule I.

     17.1.1 Submittal of Documents. The Contractor shall prepare and submit to the General Contractor in accordance with Appendix L, the Packing house plans and drawings, which shall include, but not be limited to, plot plans, general arrangements drawings, architectural drawings including Headhouse layout drawings, piping and instrumentation diagrams, and electrical one-line diagrams of the Packing house (collectively, the "Plans and Drawings'), and design calculations for the Packing house. The preliminary and/or approved for construction issue of the above documents will provide the General Contractor with Project definition, and provide the Contractor with (i) the information and data required to prepare purchase specifications and data sheets for major equipment and (ii) the definition required to complete construction drawings The Contractor also shall submit to the General Contractor preliminary and final checked calculations when prepared.

     17.1.2 Return of Plans and Drawings. One copy of each of the Plans and Drawings submitted by the Contractor pursuant to Section 17. 1.1 shall be returned by the General Contractor to the Contractor as soon as possible in the exercise of General Contractor's best efforts, but no later than fifteen (15) working days after receipt, stamped either:

     (a)  "Returned Without Comment"; or
     (b)  "Returned with Comments".

Review by the General Contractor under this Section 17.1.2 of the submitted Plans and Drawings shall be solely in the discretion of the General Contractor. Failure of the General Contractor to return Plans and Drawings to the Contractor within such fifteen (15) working day period shall be construed as having returned the same without comment. Plans and Drawings which are returned marked "Returned with Comments' shall bear comments which specify in detail the General Contractor's concerns or questions regarding the contents of such document. The Contractor may elect to proceed with the Work set forth in such Plans and Drawings prior to the return of the same by General Contractor, but shall do so at the Contractor's sole risk and expense. The Contractor shall respond to the General Contractor advising its disposition of the General Contractor's comments within five (5) days after receipt thereof.

     17.2 Contractor's Duty.

Review (or lack thereof) by the General Contractor, its designees or the Project Engineer of any Project documents provided by the Contractor, and the fact that the General Contractor, its designees or the Project Engineer has not discovered any errors reflected in such Project documents, shall not relieve or release the Contractor of any of its duties, obligations or liabilities under the terms of this Agreement.

     17.3 Final Documents and All Other Documents Furnished.

Upon the issuance of the Certificate of Final Completion, the Contractor shall furnish the General Contractor with all final (including as-built) documents pertaining to the design, construction and operation of the Packing house, which documents are listed in Appendix L. If this Agreement is terminated prior to Final Completion, the Contractor shall furnish the General Contractor with any and all final (including as-built) documents which have been prepared, and the most up-to-date versions of documents which are not yet final. All other documents, drawings and materials shall be submitted in the form and as required in Appendix L.

     17.4 Ownership of Drawings and Documents.

     17.4.1 Property of General Contractor. All drawings, tracings, specifications and other documents prepared by or for the Contractor in respect of the Project and all drawings, tracings, specifications, calculations, memoranda, data, notes and other materials containing information supplied by the General Contractor which shall come into the Contractor's possession during its performance hereunder, shall be the sole and exclusive property of the General Contractor, and such documents and other materials shall be returned to the General Contractor upon the earliest of the General Contractor's placing the Packing house in Commercial Operation pursuant to Article 7, Final Completion or termination of this Agreement. Subject to Section 18. 1, the Contractor shall have the right to retain and use, solely and specifically for the Project, a reproducible set of all drawings, tracings, specifications and other documents prepared by or for the Contractor in respect of the Project.

     17.4.2 Reuse of Documents by General Contractor. All drawings, tracings, specifications, and other documents prepared by or for the Contractor pursuant to this Agreement are instruments of service with respect to this Project. They are not intended or represented to be suitable for reuse by General Contractor or others on extensions of this Project or on any other project. Any reuse without written verification or adaptation by the Contractor for the specific purpose intended will be at General Contractor's sole risk and without liability or legal exposure to the Contractor, and General Contractor shall indemnify and hold harmless the Contractor against all claims, damages, losses, and expenses including attorneys' fees, arising out of or resulting from such unauthorized reuse.

     17.5 Ownership of Materials.

Title to all materials and equipment incorporated or to be incorporated in construction shall vest in the General Contractor upon payment therefor by General Contractor, so that the General Contractor will have full title to said materials and equipment at such times and that upon Final Payment title to the completed Facility will have vested in the General Contractor; provided, however, that construction equipment, small tools and other equipment owned by the Contractor or third parties not necessary to the completion of the Project or continued operation of the Facility shall remain the sole property of their respective owners.

ARTICLE 18  MISCELLANEOUS PROVISIONS

     18.1 Confidential Information.

The General Contractor and the Contractor agree to hold in confidence, except as may be reasonably necessary from time to time to their performance hereunder, obtain financing for the Project or fulfill requirements of government authorities, any information supplied to the General Contractor or the Contractor, as the case may be, by the other party and designated in writing as confidential. The Contractor further agrees to require its Subcontractors and employees to enter into appropriate non-disclosure agreements relating to such confidential information a may be communicated to them by the Contractor. The provisions of this Section 18.1 shall not apply to information within any one of the following categories or any combination thereof: (a) information which was in the public domain prior to the receiving party's receipt thereof from the disclosing party or which subsequently becomes part of the public domain by publication or otherwise except by the receiving party's wrongful act; (b) information which the receiving party demonstrates was lawfully in its possession prior to receipt thereof from the disclosing party through no breach of any confidentiality obligation; or (c) information received by the receiving party from a third party having no obligation of confidentiality with respect thereto. The Contractor shall not publish information or photographs regarding the Project and shall not permit or accompany any third party not connected with the Project onto the Project Site without the express written permission of the General Contractor. The Contractor shall not take, or permit to be taken any photographs of the Project Site (except for the sole purpose of performing its obligations hereunder) without the prior written consent of the General Contractor.

     18.2 Uses of Premises.

The Contractor shall confine its apparatus, the storage of materials and construction equipment and the operations of its workers to limits imposed by applicable Laws, Governmental Approvals and Private Rights-of-Way, or the reasonable directions of the General Contractor, and shall not unreasonably encumber the premises with its materials and construction equipment.

     18.3 Independent Contractor.

The Contractor shall be an independent contractor with respect to the Project, or any part thereof, and in respect of all work to be performed hereunder. Neither the Contractor nor its Subcontractors, nor the employees of either, employed on the Project shall be deemed to be agents, representatives, employees or servants of the General Contractor by reason of their performance hereunder or in any manner dealt with herein. The General Contractor and the Contractor hereby covenant and agree that in the approval of key employees or major equipment vendors of Contractor, approving or furnishing of plans and specifications, should any be furnished by the General Contractor, or in the making of inspections by the General Contractor, or in the taking of any other action or the exercise of any right pursuant to this Agreement, the General Contractor is acting for and on its own behalf and not as agent of the Contractor. The General Contractor and the Contractor hereby further covenant and agree that, in the performance of work hereunder by the Contractor, it shall not do any act or make any representation to any person or persons to the effect that the Contractor, or any of its agents, representatives or Subcontractors, is the agent of the General Contractor.

     18.4 Contractor's Obligations.

The approval and consent by the General Contractor to the Contractor's entering into any subcontract shall not relieve the Contractor of any of its duties, liabilities or obligations hereunder, and the Contractor shall be liable to the same extent as if no such subcontract had been entered into.

     18.5 New Developments.

During the term of this Agreement, the Contractor's program of research and development may result in potential improvements to the work to be performed hereunder. Any such potential improvements shall be offered to the General Contractor, and, if accepted by the General Contractor, shall be treated as a Change or Modification pursuant to Article 12.

     18.6 Representations.

     18.6.1 Each party hereby represents to the other that:

     (a) it has legal power and authority to enter into and carry out the terms of this Agreement, which constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms; provided, however, that the enforcement of the rights and remedies herein is subject to bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought; and

     (b) the consummation of the transactions contemplated by, and compliance with all the terms and provisions of, this Agreement will not violate any provisions of such party's Certificate of Incorporation or Bylaws and will not result in a breach of the terms and provisions of, or constitute a default under, any other agreement or undertaking by such party or by which it or any of its property is bound or any order of any court or administrative agency entered in any proceedings in which it is or has been a party.

     18.6.2 The Contractor hereby represents to the General Contractor that, as of the effective date of this Agreement (and such representations of the Contractor shall, with any changes reported to the General Contractor pursuant to Section 2.4.1(a) (iii), be deemed reaffirmed in each Application for Payment):

     (a) The Contractor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and duly qualified to do business in and in good standing under the laws of the State of Texas.

     (b) The unaudited consolidated balance sheets of the Contractor and its affiliates as at December 31, 1996, and the related statements of income and retained earnings of the Contractor for the fiscal year then ended, copies of which have been furnished to the General Contractor, fairly present the financial condition of the Contractor and its affiliates as of such dates and the results of operations of the Contractor and its affiliates for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied; and since such dates there has been no material adverse change in such condition or operations.

     (c) The Contractor is not presently contemplating (i) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy law in effect,
(ii) the appointment of a custodian of it or any substantial part of its property, (iii) a general assignment for the benefit of creditors, (iv) not generally paying its debts as they become due, or (v) corporate action to authorize any of the foregoing.

     18.7 Rights Reserved by the General Contractor.

The General Contractor reserves the right to require the removal from the Project Site of any employee of the Contractor or of any Subcontractor if in the reasonable judgment of the General Contractor such removal shall be necessary in order to protect the interests of the General Contractor.

     18.8 Cumulative Remedies.

Except as expressly provided otherwise herein, every right or remedy herein conferred upon or reserved to the General Contractor or Contractor shall be cumulative, shall be in addition to every right and remedy now or hereafter existing at law or in equity or by statute, and the pursuit of any right or remedy shall not be construed as an election.

     18.9 Non-Waiver Clause.

It is understood and agreed that any delay, waiver or omission by the General Contractor or the Contractor to exercise any right or power arising from any breach or default by the other party of any of the terms or provisions of this Agreement shall not be construed to be a waiver by the General Contractor or the Contractor of any subsequent breach or default of the same or other terms or provisions on the part of the other party.

     18.10 Severability.

In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the General Contractor and the Contractor shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

     18.11 Amendments.

No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both the General Contractor and the Contractor.

     18.12 Article and Section Headings.

The Article and Section headings have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the parties hereto.

     18.13 Notices.

Except as otherwise provided herein, all notices and demands pertaining to or required to be given under this Agreement shall be in writing and shall be delivered by hand, telecopy or overnight courier, or mailed by registered or certified mail, postage prepaid, properly addressed as follows:

     If to the General Contractor:                 If to the Contractor:

     Agro Power Development, Inc.                  NC Sturgeon, Inc.
     10 Alvin Court                                2800 Windecker
     E. Brunswick NJ 08816                         Midland, TX 79711
     Attn: President                               Attn: President
     Telecopy No.: (908) 254-1710                  Telecopy No.: (915) 561-5210

Such notices shall be effective on the day received at the addresses specified above. The parties hereto, by like notice in writing, may designate, from time to time, another address or office to which notices shall be given pursuant to this Agreement.

     18.14 English as Official Language.

All notices and other communications made and documents developed pursuant to this Agreement shall be in the English language. If this Agreement or any such communications or documents are translated into any other language, the English version shall control - In the event design work for any part of the Project is performed in non-English speaking countries, English-speaking interpreter(s) acceptable to the General Contractor shall be made available by the Contractor at the Contractor's cost during all telephone conversations and meetings involving the General Contractor and such non-English speaking persons providing such work.

     18.15 Original and Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have
executed*  this  Marfa  Texas  Project   Commercial  Packing  House  Design  and
Construction Contract, all as of the date and year first above written.


For Agro Power Development, Inc.                          For NC Sturgeon, Inc.
("General Contractor")                                    ("Contractor")


------------------------------                            ----------------------
Albert Van Zeyst, President

----------
*The duties and obligations of the General Contractor and Contractor contained herein are expressly conditioned on the Owner successfully closing the Loan Transaction with the Project Lender discussed in Section 1.5, and review without objections by Cogentrix Energy, Inc..

                                   APPENDIX A

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings as necessary to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptance" shall have the meaning set forth in Sections 6.6 and 6.7 hereof.

"Agreement" shall mean this Village Farms of Presidio, L.P. Greenhouse Project Commercial Design and Construction Contract dated as of July 10 , 1998 between APD Inc., and NC Sturgeon, Inc.

"Application  for  Payment"  shall refer to the  document  mentioned  in Section
13.1.1 of this Agreement and having the form attached as Appendix I.

"Base Rate" means, for any period, the fluctuating rate of interest announced publicly by NatWest, N.A. in New Jersey from time to time as its base rate.

"Certificate of Acceptance" shall have the meaning set forth in Section 6.6 of this Agreement.

"Certificate  of Final  Completion"  shall have the meaning set forth in Section
6.10 of this Agreement.

"Certificate  of  Substantial  Completion"  shall have the  meaning set forth in
Section 6.5 of this Agreement.

"Change Order" shall have the meaning set forth in Section 12.1.2 of this Agreement.

"Changes" shall have the meaning set forth in Section 12.1 of this Agreement.

"Commercial Operation" shall mean the point in time at which the General Contractor notifies the Contractor that the Greenhouse Operator has commenced the occupation and use of the Packing House for commercial purposes.

"Contract Deadline" shall have the meaning set forth in Section 6.7 of this Agreement.

"Contract Documents" shall have the meaning set forth in Section 1.2 of this Agreement.

"Contract Price" shall have the meaning set forth in Section 5.1 of this Agreement.

"Day(s)" or "day(s)" shall mean a calendar day or days.

"Facility" shall have the meaning set forth in the Recitals to this Agreement.

"Final Completion" shall have the meaning set forth in Section 6.8 of this Agreement.

"Final Payment" shall have the meaning set forth in Section 131.3 of this Agreement.

"Force Majeure Event" shall have the meaning set forth in Section 11.1 of this Agreement.

"Contractor" shall mean NC Sturgeon, Inc.

"General Contractor "shall mean Agro Power Development

"Good Commercial Industry Practices" means the practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the commercial industry for similarly situated sites in the United States with characteristics similar to those of the Packing House Construction) that at a particular time, in the exercise of reasonable judgment, would have been expected to accomplish the desired result in a manner consistent with Laws, reliability, safety, environmental protection, economy and expediency.

"Governmental Approval" means an authorization, consent, approval, license, permit, certificate, exemption of or filing or registration with any governmental authority or other legal or regulatory body, required in connection with the development, construction, Final Completion or the short- or long-term operation of the Project, as set forth in Appendix C.

"Greenhouse" shall mean the commercial greenhouse of approximately 41 enclosed acres of growing area to be designed and constructed by Others .

"Packing House" shall mean the separate structure housing the office and the heating, packaging and control systems for the Greenhouse, as is more fully described in the Scope of Work.

"Indemnified  Party"  shall have the meaning  set forth in Sections  14. 1.1 and
14.1.2 of this Agreement.

"Law" or "Laws" shall mean one or more of the Federal, state and municipal laws, ordinances, rules and regulations, and any other applicable governmental or industry codes and standards, which would affect work on, or the intended operation of, the Project.

"Liens" shall have the meaning set forth in Section 10.4 of this Agreement.

"Loan Documents" and "Loan Parties" shall have the meanings set forth in Section
1.5 of this Agreement.

"Major Milestone(s)" shall mean one or more major milestones as set forth in Appendix H hereto.

"Manual" shall have the meaning set forth in Appendix L of this Agreement.

"Modifications" shall have the meaning set forth in Section 12.3 of this Agreement.

"Notice of Final Completion" shall have the meaning set forth in Section 6.9 of this Agreement.

"Notice of Substantial  Completion"  shall have the meaning set forth in Section
6.4 of this Agreement.

"Notice to Proceed" shall have the meaning set forth in Section 6.1 of this Agreement.

"Owner" shall mean Village Farms of Presidio, L.P and its successors and permitted assigns.

"Plans and Drawings" shall have the meaning set forth in Section 17.1.1 of this Agreement.

"Private Rights-of-Way" shall mean all permits, easements, licenses, private rights of way, and utility and railroad crossing rights required in connection with the Project.

"Progress Payment" to shall have the meaning set forth in Section 13.1.2 of this Agreement.

"Project" shall have the meaning set forth in Section 1.1 of this Agreement.

"Project Lender" shall have the meaning set forth in Section 1.5 of this Agreement.

"Project Site" shall have the meaning set forth in Section 1.1 of this Agreement.

"Project Start-up" shall have the meaning set forth in Section 6.2 of this Agreement.

"Retainage" shall have the meaning set forth in Section 13.2.4 of this Agreement.

"Scope of Work" shall have the meaning set forth in Section 1.2(b) of this Agreement.

"Site Logistics Plan" shall have the meaning set forth in Section 2.3.10 of this Agreement.

"Site Manager" shall have the meaning set forth in Section 2.2.4 of this Agreement.

"Specified Permit Applications" shall mean those applications for Governmental Approvals and related materials set forth in Attachment I to Appendix C.

"Subcontractors" shall mean all third-party engineers, vendors, suppliers, material men, consultants and subcontractors providing materials and services in connection with the Project.

"Substantial Completion" shall have the meaning set forth in Section 6.3 of this Agreement.

"Substantial  Completion  Deadline"  shall have the meaning set forth in Section
6.3 of this Agreement.

"Work" shall have the meaning set forth in Section 2.1 of this Agreement.